Exhibit 10.44
LEASE
(Single Tenant; Net; University Research Park — Phase XI [GL])
BETWEEN
IRVINE COMMERCIAL PROPERTY COMPANY LLC
AND
BROADCOM CORPORATION

i

EXHIBITS
Exhibit A	Description of Premises
Exhibit B	Environmental Questionnaire
Exhibit C	Landlord’s Disclosures
Exhibit D	Insurance Requirements
Exhibit E	Rules and Regulations
Exhibit F	Signage Location and Description
Exhibit X	Work Letter
Exhibit Y	Project Site Plan

ii

LEASE
(Single Tenant; Net; University Research Park — Phase XI [GL])
     THIS LEASE is made as of the 31st day of October, 2007 by and between IRVINE COMMERCIAL PROPERTY COMPANY, a Delaware limited liability company hereafter called "Landlord,” and BROADCOM CORPORATION, a California corporation hereinafter called “Tenant.”
ARTICLE I. BASIC LEASE PROVISIONS
     Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.
1.	Premises: The Premises are more particularly described in Section 2.1.

Address of Building: 5211 California, Irvine, CA

2.	Project Description (if applicable): University Research Park XI

3.	Use of Premises: general office use including but not limited to (i) corporate headquarters and/or corporate office functions; (ii) research and development of semiconductors and related products, including non-destructive electronic laboratory facilities; (iii) storage and shipping of both raw and finished goods; (iv) kitchen facilities to serve the needs of the employees and guests of Tenant; and (v) any other non-retail use permitted by applicable law, so long as such uses are consistent with the applicable zoning ordinances of the City of Irvine and with the Ground Lease (including the Development Plan incorporated by reference in the Ground Lease), subject to the restrictions set forth in Section 5.1 below.

4.	Commencement Date: The Commencement Date shall be established pursuant to the provisions of Section 3.1 (and is estimated to occur on February 11, 2008).

5.	Expiration Date: April 30, 2017

6.	Basic Rent: Commencing on the Commencement Date, the Basic Rent shall be One Hundred Thirteen Thousand Five Hundred Fifty-Eight Dollars ($113,558.00) per month, based on $1.79 per rentable square foot.

Basic Rent is subject to adjustment as follows:

Commencing twelve (12) months following the Commencement Date, the Basic Rent shall be One Hundred Eighteen Thousand Six Hundred Thirty-Three Dollars ($118,633.00) per month, based on $1.87 per rentable square foot.

Commencing twenty-four (24) months following the Commencement Date, the Basic Rent shall be One Hundred Twenty-Three Thousand Seven Hundred Eight Dollars ($123,708.00) per month, based on $1.95 per rentable square foot.

Commencing thirty-six (36) months following the Commencement Date, the Basic Rent shall be One Hundred Twenty-Eight Thousand Seven Hundred Eighty-Three Dollars ($128,783.00) per month, based on $2.03 per rentable square foot.

Commencing forty-eight (48) months following the Commencement Date, the Basic Rent shall be One Hundred Thirty Three Thousand Eight Hundred Fifty-Eight Dollars ($133,858.00) per month, based on $2.11 per rentable square foot.

Commencing sixty (60) months following the Commencement Date, the Basic Rent shall be One Hundred Thirty Eight Thousand Nine Hundred Thirty-Four Dollars ($138,934.00) per month, based on $2.19 per rentable square foot.

Commencing seventy-two (72) months following the Commencement Date, the Basic Rent shall be One Hundred Forty Four Thousand Nine Dollars ($144,009.00) per month, based on $2.27 per rentable square foot.

Commencing eighty-four (84) months following the Commencement Date, the Basic Rent shall be One Hundred Forty Nine Thousand Eighty-Four Dollars ($149,084.00) per month, based on $2.35 per rentable square foot.

Commencing ninety-six (96) months following the Commencement Date, the Basic Rent shall be One Hundred Fifty Four Thousand One Hundred Fifty-Nine Dollars ($154,159.00) per month, based on $2.43 per rentable square foot.

Commencing one hundred eight (108) months following the Commencement Date, the Basic Rent shall be One Hundred Fifty Nine Thousand Two Hundred Thirty-Four Dollars ($159,234.00) per month, based on $2.51 per rentable square foot.

7.	Guarantor(s): None

8.	Floor Area: Approximately 63,440 rentable square feet

9.	Security Deposit: $0

10.	Broker(s): “Landlord’s Broker”: Irvine Realty Company

"Tenant’s Broker”: Real-Tech, Inc.

11.	Additional Insureds: The Regents of the University of California

12.	Address for Notices:

LANDLORD	TENANT

IRVINE COMMERCIAL PROPERTY COMPANY	BROADCOM CORPORATION
c/o THE IRVINE COMPANY LLC	5300 California Avenue
550 Newport Center Drive	Irvine, CA 92617
Newport Beach, CA 92660	Attn: Vice President, Corporate Services
Attn: Senior Vice President, Operations
Irvine Office Properties	and

with a copy of notices to:	BROADCOM CORPORATION
5300 California Avenue
IRVINE COMMERCIAL PROPERTY COMPANY	Irvine, CA 92617
THE IRVINE COMPANY LLC	Attn: Deputy General Counsel
550 Newport Center Drive
Newport Beach, CA 92660	with a copy of notices to
Attn: Vice President, Operations Irvine Office Properties, Technology Portfolio	DLA Piper US LLP
550 South Hope Street, Suite 2300
Los Angeles, CA 90071
Attn: Michael Meyer, Esq.

and

Mr. Kim Josephson
Real Tech
1601 Dove Street, Suite 210
Newport Beach, CA 92660
13.	Address for Payments: All payments due under this Lease shall be made to the address shown on the invoice for the payment due, or if no address is shown, to Landlord’s notice address above.

14.	Tenant’s Liability Insurance Requirement: $2,000,000.00

15.	Vehicle Parking Spaces: Two hundred thirty-three (233)

16.	The Premises are a portion of certain real property which is leased by Landlord pursuant to that certain Ground Lease (the “Ground Lease”) dated as of April 11, 2000, by and between The Regents of the University of California, a California corporation (“Ground Lessor”) and The Irvine Company, a Delaware corporation, a Memorandum of which was recorded on August 30, 2000, as Instrument No. 20000454625 in the Official Records of Orange County, California. Tenant understands and acknowledges that a material consideration for Landlord entering into this Lease with Tenant is the nature of Tenant’s business and the mutual benefits to be derived by Tenant and by Ground Lessor. Accordingly, in the event of any proposed assignment of this Lease or sublease of the Premises or any portion thereof, in addition to all of the provisions of Section 9.1(b) of this Lease, Landlord may reasonably withhold its consent to any such proposed assignment or sublease if Landlord determines in its sole and absolute discretion that such mutual benefits will not be derived as a result of the proposed use of the Premises by such assignee, sublessee or transferee.

ARTICLE II. PREMISES
     SECTION 2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the premises shown in Exhibit A (the “Premises”), containing approximately the rentable square footage set forth as the “Floor Area” in Item 8 of the Basic Lease Provisions and known by the suite number identified in Item 1 of the Basic Lease Provisions. The Premises are located in the building identified in Item 1 of the Basic Lease Provisions (the Premises together with such building and the underlying real property, are called the “Building”), and is a portion of the project identified in Item 2 of the Basic Lease Provisions and shown in Exhibit Y, if any (the “Project”). Landlord makes no representation that any portion of the Project designated on Exhibit Y as “Future Development” will be ultimately constructed. All references to “Floor Area” in this Lease shall mean the rentable square footage set forth in Item 8 of the Basic Lease Provisions. The rentable square footage set forth in Item 8 may include or have been adjusted by various factors, including, without limitation, a load factor to allocate a proportionate share of any vertical penetrations, stairwells, common lobby or common features or areas of the Building. Landlord and Tenant agree that the Floor Area set forth in Item 8 shall be binding on Landlord and Tenant for purposes of this Lease regardless of whether any future or differing measurements of the Premises or the Building are consistent or inconsistent with the Floor Area set forth in Item 8.
     SECTION 2.2. ACCEPTANCE OF PREMISES. Tenant’s lease of the Premises shall be on an “as is” basis without further alteration, addition or improvement to the Premises whatsoever. Tenant acknowledges that, except as specifically set forth in this Lease, neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or their respective suitability or fitness for any purpose, except a representation and warranty that the Tenant’s use of the Premises for general business office operations is permitted by the applicable zoning. Further, except as provided above, Further, neither Landlord nor any representative of Landlord has made any representations or warranties regarding (i) what other tenants or uses may be permitted or intended in the Building or the Project, (ii) any exclusivity of use by Tenant with respect to its permitted use of the Premises as set forth in Item 3 of the Basic Lease Provisions, or (iii) any construction of portions of the Project not yet completed. Tenant further acknowledges that the flooring materials which may be installed within portions of the Premises located on the ground floor of the Building may be limited by the moisture content of the Building slab and underlying soils.
     SECTION 2.3. BUILDING NAME AND ADDRESS. Tenant may utilize any name selected by Landlord from time to time for the Building and/or the Project to identify the location of Tenant’s Premises but shall not include same as any part of Tenant’s corporate or trade name. Landlord shall not have the right to change the name of the Building. Landlord shall have the right to change the name, address, number or designation of the Project without liability to Tenant, as long as such name does not constitute an objectionable name associated with racism such as the KKK or American Nazi Party, or sexism such as Hooters, Playboy, and the like, or personal health care products such as Viagra, Trojans, Tampax and the like.
     SECTION 2.4. CONDITION AND MAINTENANCE OF BUILDING STRUCTURES AND BUILDING SYSTEMS. Notwithstanding the foregoing or anything in this Lease to the contrary, Landlord hereby warrants to Tenant that the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, windows and seals, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs, base building washrooms, and main electrical room (collectively, "Building Structure”), the Common Areas, and the mechanical systems (including Building elevators), electrical, life-safety, plumbing, sprinkler systems (connected to the core) and HVAC systems (collectively, “Building Systems”) shall, as of the date of the commencement of construction of the “Tenant Improvements” (as defined in the Work Letter attached here by as Exhibit X) (the “TI Commencement Date”), be in good operating condition and in compliance with all laws (including, without limitation, the Americans with Disabilities Act (“ADA”) and laws pertaining to Hazardous Materials) in effect as of the TI Commencement Date, and shall as of the TI Commencement Date be structurally sound with water tight roofs and perimeter walls and windows. Provided that Tenant shall notify Landlord of a non-compliance with the foregoing warranty on or before sixty (60) days following the Commencement Date, then Landlord shall, notwithstanding anything to the contrary contained in the Work Letter attached as Exhibit X to this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s cost and expense.
ARTICLE III. TERM
     SECTION 3.1. GENERAL. The term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions. Subject to the provisions of Section 3.2 below, the Term shall commence (“Commencement Date”) on the earlier to occur of: (a) the date Tenant commences its normal business within the Premises, or (b) the first business day of the week (but not sooner that February 11, 2008) following Tenant’s receipt of a factually correct notice that the “Tenant Improvements” (as defined in the Work Letter attached hereto as Exhibit X) are substantially completed and a certificate of occupancy or the equivalent has been obtained for the Premises (or would have been obtained had no “Tenant Delay(s)”, as defined in Exhibit X, occurred), provided that the Premises shall not be tendered to Tenant until all approvals by relevant governmental authorities of the Tenant Improvements which are required for occupancy of the Premises have been obtained (as evidenced by written approval thereof in accordance with the building permits issued for the Tenant Improvements or issuance of a temporary or final certificate of occupancy for the Premises), or (c) February 11, 2008. The date on which this Lease is scheduled to terminate is referred to as the “Expiration Date.” Within ten (10) days following the occurrence of the Commencement Date, the parties shall memorialize on a form reasonably provided by Landlord the actual Commencement Date and the Expiration Date of this Lease. Tenant shall have no right to have access to, or control of, the Premises until the Commencement Date.

     SECTION 3.2. DELAY IN POSSESSION. Landlord shall use commercially reasonable efforts in accordance with its normal and customary construction practices to cause the Tenant Improvements to be constructed as soon as reasonably possible subject to Tenant Delays as defined in Exhibit X and force majeure delays described in Section 20.9. If Landlord is unable to deliver possession of the Premises to Tenant with the Tenant Improvements substantially completed and with occupancy permits obtained therefor as more particularly provided in Section 3.1(b) above by the date provided in Section 3.1(c) above due either to: (i) matters described in Section 20.9 of this Lease, or (ii) Landlord’s inability to recover possession of the Premises from the tenant in possession as of the date of this Lease (the “Tenant in Possession”) by November 1, 2007, then this Lease shall not be void or voidable except as provided below in this Section 3.2 nor shall Landlord be liable to Tenant for any resulting loss or damage except as expressly provided in Section 3.3 below, but the Commencement Date shall not occur, in such event, until the earlier to occur of those dates described in Section 3.1(a) or 3.1(b) above, except that if Landlord cannot tender possession of the Premises in accordance with the provisions of Section 3.1(b) above due to any action or inaction of Tenant (including without limitation any Tenant Delay described in the Work Letter attached to this Lease), then the Commencement Date shall for purposes of Section 3.1(b), be deemed advanced by the collective number of days of delay caused by Tenant. Tenant hereby agrees that Ground Lessor shall have no liability to Tenant, and that Tenant holds Ground Lessor free and harmless, on account of any delay. If Landlord has not recovered possession of the Premises from the Tenant in Possession by November 15, 2007, then Tenant may terminate this Lease on written notice to Landlord given prior to November 30, 2007 whereupon this Lease will terminate unless Landlord recovers possession of the Premises by December 10, 2007. If Landlord does not complete the construction of the Tenant Improvements by October 15, 2008 as extended by Tenant Delays and by force majeure occurrences as described in Section 20.9 (but not beyond October 15, 2009 except that such date will be extended for Tenant Delays), then Tenant may terminate this Lease on written notice given to Landlord within sixty (60) days following October 15, 2008 as such date may be extended.
     SECTION 3.3. RENT CREDITS FOR DELAY. Notwithstanding the foregoing provisions of Section 3.2, Landlord shall use commercially reasonable efforts to cause the Tenant in Possession to vacate the Premises by October 15, 2007, but in the event that Landlord has not recovered possession of the Premises from the Tenant in Possession on or before November 1, 2007 (the “Outside Date”), then Tenant, as its sole recourse (except as provided in Section 3.3 (ii) below) and in lieu of any other claim for resulting loss or damages, shall be entitled to credits against Basic Rent and Operating Expenses first coming due and payable under this Lease in the amount of one and one-half (1.5) days of per diem Basic Rent and Operating Expenses for each day that possession of the Premises is not so recovered from and after the Outside Date. Notwithstanding anything to the contrary contained in the foregoing provisions of this Section 3.3: (i) the Outside Date shall be extended for the duration of any period that such recovery of possession is delayed due to matters described in Section 20.9 of this Lease and for the duration of any period of time beyond November 1, 2007 that a building permit for the Tenant Improvements is not issued by the City of Irvine; and (ii) Tenant shall be entitled to pursue an action for specific performance in the event that Landlord has not recovered possession from the Tenant in Possession by January 1, 2008 (as such date shall be extended for matters described in Section 20.9 of this Lease).
     SECTION 3.4. RIGHT TO EXTEND THIS LEASE. Provided that no Event of Default exists under any provision of this Lease at the time of exercise of the extension right granted herein, and provided Tenant has not assigned this Lease (except for this purpose only, an assignment pursuant to Section 9.4 shall not be considered an assignment), then Tenant may extend the Term of this Lease for two (2) successive periods of sixty (60) months each. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than eighteen (18) months prior to the expiration date of the Term, Tenant’s irrevocable written notice of its commitment to extend the Term of the Lease (the “Commitment Notice”).
     The Basic Rent payable under the Lease during any extension of the Term shall be determined as provided in the following provisions. If Landlord and Tenant have not by then been able to agree upon the Basic Rent for the extension of the Term, then not later than one hundred eighty (180) days prior to the expiration date of the Term, Landlord shall notify Tenant in writing of the Prevailing Market Rent (as defined in Section 3.5 below) that would reflect one hundred percent (100%) of the Prevailing Market Rent rate for a 60-month renewal of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the extension period (“Landlord’s Determination”). Concurrently with the delivery of the Landlord’s Determination, Tenant shall deliver to Landlord Tenant’s written determination of the Prevailing Market Rent (“Tenant’s Determination”). If within thirty (30) days following the concurrent delivery of the Landlord’s Determination and the Tenant’s Determination the parties are still unable to agree on the rental terms for the extension period, then either party may thereafter submit the determination of the Prevailing Market Rent for the extension period to arbitration pursuant to Section 22.7 below. The arbitrator utilized to reach such determination shall have at least ten (10) years of experience in commercial real estate matters.
     Within thirty (30) days following the selection of the arbitrator and such arbitrator’s receipt of the Landlord’s Determination and the Tenant’s Determination, the arbitrator shall determine whether the Prevailing Market Rent rate determined by Landlord or by Tenant more accurately reflects one hundred percent (100%) of the Prevailing Market Rent rate for each 60-month renewal of the Lease for the Premises. Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the arbitrator as the Prevailing Market Rent for the extension period. At any time before the decision of the arbitrator is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed Prevailing Market Rent. The fees of the arbitration shall be borne entirety by the party whose determination of the fair market rental rate was not accepted by the arbitrator. At any time before the decision of the arbitrator is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed Prevailing Market Rent.

     Within twenty (20) days after the determination of the Prevailing Market Rent, Landlord shall prepare an appropriate amendment to this Lease for the extension period, and Tenant shall execute and return same to Landlord within ten (10) days after Tenant’s receipt of same. Should the Prevailing Market Rent not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.
     The rights granted to Tenant under this Section 3.4 are personal to Broadcom Corporation, a California corporation, and to any assignee thereof permitted pursuant to Section 9.4 of the Lease. Any other attempt to assign or transfer and right or interest created by this Section shall be void from its inception. Tenant shall have no other right to extend the Term beyond the two (2) successive sixty (60) month extension periods created by this paragraph. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this paragraph.
     SECTION 3.5 PREVAILING MARKET RENT. The prevailing market rental rate (“Prevailing Market Rate”) is defined as the Basic Rent, together with any increases thereof during the extension period, ,and other economic terms then being accepted by Landlord for a 60-month lease of comparable space in the Project in excess of 50,000 rentable square feet to a new, non-sublease, non-renewal and non-expansion (except for extensions by tenants whose leases contain a comparable fair market extension right, whether or not exercised, and for expansions pursuant to an option right at a fair market rate)as of the commencement of the applicable extension term (“Comparable Transactions”). To the extent there are not a sufficient number of Comparable Transactions in the Project, then Comparable Transactions will also include what a comparable landlord of comparable buildings with comparable vacancy factors in comparable locations in the vicinity of the Project (“Comparable Buildings”) would accept in Comparable Transactions, taking into account and adjusting for historic rental differentials between the Comparable Buildings and the Project. In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), parking rights and obligations (it being specifically understood that because Tenant is granted free parking hereunder, Landlord shall be entitled to an economic credit if other tenants of the Project and Comparable Buildings are then paying for parking), roof/antenna and other license rights, signage rights, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions (but only if Tenant has engaged the services of a broker or Landlord is otherwise required to pay a commission with respect to a renewal), length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvements allowances, if any, the condition of the base building and the Landlord’s responsibility with respect thereto, the value, if any, of the existing tenant improvements, all other relevant economic considerations and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain (and pay) the same rent and receive the other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make and receive the same economic payments and concessions that Landlord would otherwise make and receive in Comparable Transactions.
ARTICLE IV. RENT AND OPERATING EXPENSES
     SECTION 4.1. BASIC RENT. . From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset except as specifically permitted by this Lease, the rental amount for the Premises shown in Item 6 of the Basic Lease Provisions (the “Basic Rent"), including adjustments shown in said Item 6. Rental adjustments to Basic Rent shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date of the Lease, whether or not the Commencement Date occurs at the end of a calendar month. The rent shall be due and payable in advance commencing on the Commencement Date (as prorated for any partial month) and continuing thereafter on the first day of each successive calendar month of the Term. No demand, notice or invoice shall be required for the payment of Basic Rent. Tenant shall not be required to pay the first month’s Basic Rent upon execution of this Lease. Rather, Tenant shall be required to pay the first month’s Basic Rent on the Commencement Date.
     SECTION 4.2. OPERATING EXPENSES.
     (a) From and after the Commencement Date, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of all Operating Expenses, as defined in Section 4.2(f), incurred by Landlord in the operation of the Building and the Project. The term “Tenant’s Share” means one hundred percent (100%) of Operating Expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, plus that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of all or some of the buildings in the Project, for expenses determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Landlord reserves the right to allocate to the entire Project any Operating Expenses which may benefit or substantially relate to a particular building within the Project in order to maintain greater consistency of Operating Expenses among buildings within the Project. In the event that Landlord reasonably determines that the Premises or the Building incur a non-proportional benefit from any expense, or is the non-proportional cause of any such expense, Landlord may allocate a greater percentage of such Operating Expense to the Premises or the Building. In the event that any management and/or overhead fee payable or imposed by Landlord for the management of Tenant’s Premises is calculated as a percentage of the rent payable by Tenant and other tenants of Landlord, then the full amount of such management and/or overhead fee which is attributable to the rent paid by Tenant shall be additional rent payable by Tenant, in full, provided, however, that Landlord may elect to include such full amount as part of Tenant’s Share of Operating Expenses.
     (b) Prior to the start of the first full or partial “Expense Recovery Period” (as defined in this Section 4.2), Landlord shall give Tenant a written estimate (with breakdown by major expense components, prepared on a consistent basis) of the amount of Tenant’s Share of Operating Expenses for the applicable Expense Recovery Period. Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance concurrently with payments of Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay monthly the estimated Tenant’s Share of Operating Expenses in effect during the prior Expense Recovery Period; if any; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date, pay any accrued estimated Tenant’s Share of Operating Expenses based upon the new estimate. For purposes hereof, “Expense Recovery Period” shall mean every twelve (12) month period during the Term (or portion thereof for the first and last lease years) commencing July 1 and ending June 30, provided that Landlord shall have the right to change the date on which an Expense Recovery Period commences in which event appropriate reasonable adjustments shall be made to Tenant’s Share of Operating Expenses so that the amount payable by Tenant shall not increase as a result of such change.
     (c) Within one hundred twenty (120) days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement showing in reasonable detail (i.e., by breakdown of major expense components prepared on a consistent basis) the actual or prorated Tenant’s Share of Operating Expenses incurred by Landlord during the period, and the parties shall within thirty (30) days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments of Tenant’s Share of Operating Expenses, if any, to the actual Tenant’s Share of Operating Expenses as shown by the annual statement. Any delay or failure by Landlord in delivering any statement hereunder shall not constitute a waiver of Landlord’s right to require Tenant to pay Tenant’s Share of Operating Expenses pursuant hereto; provided, however, any delay by Landlord in billing Tenant for any Operating Expenses of more than six (6) months following the expiration of the Review Period (as defined below) shall be deemed a waiver of Landlord’s right to require payment of Tenant’s obligations for any such Operating Expenses. Any amount due Tenant shall be credited against installments next coming due under this Section 4.2, and/or against any installments of Basic Rent next coming due under Section 4.1, unless this Lease shall have terminated, in which case Landlord shall pay Tenant the amount due within thirty (30) days, and any deficiency shall be paid by Tenant within thirty (30) days following receipt of an itemized invoice covering such payment. Should Tenant fail to object in writing to Landlord’s determination of Tenant’s Share of Operating Expenses within two (2) years following delivery of Landlord’s expense statement (“Review Period”), Landlord’s determination of Tenant’s Share of Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on Tenant for all purposes and any future claims to the contrary shall be barred.
     If Tenant disputes the Operating Expense reconciliation, Tenant shall have the right to meet with Landlord and/or its property manager to inspect Landlord’s records with respect to such disputed items. If after such meeting and inspection the parties are unable to resolve the dispute, Tenant may cause a certified public accountant or a real estate professional who specializes in lease audits, engaged on a non-contingency fee basis, to audit Operating Expenses by inspecting Landlord’s general ledger of expenses not more than once during any Expense Recovery Period. However, to the extent that insurance premiums or any other component of Operating Expenses is determined by Landlord on the basis of an internal allocation of costs utilizing information Landlord in good faith deems proprietary, such expense component shall not be subject to audit so long as it does not exceed the amount per square foot typically incurred by landlords of other first class business parks in Orange County, California. Tenant shall give notice to Landlord of Tenant’s intent to audit within the Review Period. Such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where such accounts are maintained. If after such audit is completed Tenant still desires to contest the Operating Expenses for such period, then the results of the audit shall be provided to Landlord. If such audit reveals that Landlord has overcharged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord but subject to Landlord’s right to contest the audit results as provided below, Landlord shall reimburse Tenant the amount of such overcharge with interest thereon at the Interest Rate. If the audit reveals that Tenant was undercharged, then within thirty (30) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge with interest thereon at the Interest Rate. If Tenant’s audit determines that Tenant’s Share of the actual Operating Expenses have been overstated by more than five percent (5%), then subject to Landlord’s right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. Tenant’s rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. In the event of a dispute between Landlord and Tenant regarding such audit, such dispute shall be submitted and resolved by binding arbitration pursuant to Section 22.7 below. All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees. Landlord may require Tenant’s auditor to execute a separate reasonable confidentiality agreement affirming the foregoing as a condition precedent to any audit. The payment by Tenant of any amounts pursuant to this Section shall not preclude Tenant from questioning the correctness of any statement provided by Landlord at any time during a Review Period, but the failure of Tenant to object thereto prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of such statement.
     (d) Even though this Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Operating Expenses for the Expense Recovery Period in which this Lease terminates, Tenant shall within thirty (30) days of written notice pay the entire increase over the estimated Tenant’s Share of Operating Expenses already paid. Conversely, any overpayment by Tenant shall be rebated by

Landlord to Tenant not later than thirty (30) days after such final determination. The provisions of (c) above shall also apply to payments due under this paragraph.
     (e) If, at any time during any Expense Recovery Period, any one or more of the Operating Expenses are increased to a rate(s) or amount(s) in excess of the rate(s) or amount(s) used in calculating the estimated Tenant’s Share of Operating Expenses for the year, then the estimate of Tenant’s Share of Operating Expenses may be increased by written notice from Landlord for the month in which such rate(s) or amount(s) becomes effective and for all succeeding months by an amount equal to Tenant’s Share of the increase. Landlord shall give Tenant written notice of the amount or estimated amount of the increase and the month in which the increase will become effective. Tenant shall pay the increase to Landlord as a part of Tenant’s monthly payments of the estimated Tenant’s Share of Operating Expenses as provided in Section 4.2(b), commencing with the month following Tenant’s receipt of Landlord’s notice. Notwithstanding the foregoing, Landlord shall only have the right to adjust the estimated expenses once in any Expense Recovery Period.
     (f) The term “Operating Expenses” shall mean and include all Site Costs, as defined in subsection (g), and Property Taxes, as defined in subsection (h).
     (g) The term “Site Costs” shall include all expenses of operation, repair and maintenance of the Building and the Project, including without limitation all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums or reasonable premium equivalents should Landlord elect to self-insure all or any portion of any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; heat; light; power; janitorial services to any interior Common Areas maintained by Landlord, if any; air conditioning; supplies; materials; equipment; tools; establishment of reasonable reserves for replacement and repair of the Building roof; the cost of any environmental consultant used by Landlord in connection with the Project; the cost of any capital expenditures but only to the extent of the amortized amount thereof over the useful life of such capital expenditures calculated at a market cost of funds, all as reasonably determined by Landlord, for each such year of useful life during the Term, provided that such capital expenditures shall be limited to (i) improvements which increase or enhance building security and/or safety (such as lighting, life/fire safety systems, etc.), (ii) repairs or replacements of the Building structure, Building systems or Common Areas as required for functional (and not esthetic) reasons; (iii) alterations or improvements required to comply with any law or change in law first becoming effective as to the Building after the date hereof; and (iv) expenditures incurred as a cost or labor saving measure or to affect other economies in the operation or maintenance of the Building or Project (in which event the entire amount of any resulting cost saving may be included in Site Costs during the applicable Expense Recovery Period but in no event in excess of the total cost of the capital expenditure) (collectively, “Permitted Capital Items”); costs associated with the maintenance of an air conditioning, heating and ventilation service agreement and maintenance of an intrabuilding network cable service agreement for any intrabuilding network cable telecommunications lines within the Project, and any other installation, maintenance, repair and replacement costs associated with such lines; labor; reasonably allocated wages and salaries, fringe benefits, and payroll taxes for administrative and other personnel (not higher than Building or Project manager or building engineer) directly applicable to the Building and/or Project, including both Landlord’s personnel and outside personnel; any expense incurred pursuant to Sections 6.1, 6.2, 6.4, 7.2, and 10.2; and a competitive management fee for the professional operation of the Project. For so long as Tenant is maintaining all Building Systems, such management fee shall be two percent (2%) of the total rent (including Basic Rent and Operating Expenses) payable under this Lease. It is understood and agreed that Site Costs may include competitive charges for direct services provided by any subsidiary or division of Landlord.
     (h) The term “Property Taxes” as used herein shall include the following: (i) all real estate taxes or personal property taxes which arc levied on the Building and/or the Project and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income, franchise, capital stock, succession, transfer, gift, estate or inheritance taxes imposed against Landlord, (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon, including without limitation arising out of any Community Facilities Districts, “Mello Roos” districts, similar assessment districts, and any traffic impact mitigation assessments or fees; (iv) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes, other than taxes covered by Article VIII; (v) taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent); and (vi) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. General net income or franchise taxes imposed against Landlord shall be excluded from Property Taxes.
     (i) Notwithstanding the provisions of this Section 4.2 to the contrary, Operating Expenses shall not include any cost or expense identified as the responsibility of Landlord and not an Operating Expense or a Site Cost by the express terms of this Lease, and shall not include any of the following:
                              (i) Any ground lease rental;
                              (ii) Costs which are deemed capital expenditures under generally accepted accounting principles consistently applied or otherwise (“Capital Items”), except for Permitted Capital Items set forth in Section 4.2 (g) above and any other items specifically authorized herein;
                              (iii) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a Capital Item which is specifically excluded in (ii) above (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

                              (iv) Costs incurred for the repair of any casualty damage to the Building and/or the Project if and to the extent that such repair costs exceed Two Hundred Fifty Thousand Dollars ($250,000) per occurrence;
                              (v) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project;
                              (vi) Depreciation, amortization and interest payments, except as provided in this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;
                              (vii) Marketing costs including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;
                              (viii) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project;
                              (ix) Costs incurred by Landlord due to the violation of the terms and conditions of any lease of space in the Project;
                              (x) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;
                              (xi) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt (except as permitted in (ii) above);
                              (xii) Landlord’s general corporate overhead and general and administrative expenses;
                              (xiii) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;
                              (xiv) Rentals and other related expenses incurred in leasing HVAC systems, elevators or other equipment ordinarily considered to be Capital Items, except for (1) expenses in connection with making minor repairs on or keeping Building Systems in operation while minor repairs are being made, and (2) costs of equipment not affixed to the Building which is used in providing janitorial or similar services;
                              (xv) Advertising and promotional expenditures, and costs of signs in or on the Building and/or the Project identifying the owner of the Project or other tenants’ signs;
                              (xvi) Electric power costs for which any tenant directly contracts with the local public service company or of which any tenant is separately metered or submetered and pays Landlord directly; provided, however, that if any tenant in any Building contracts directly for electric power service or is separately metered or submetered during any portion of the relevant period, the total electric power costs for such Building shall be “grossed up” to reflect what those costs would have been had each tenant in such Building used the Building-standard amount of electric power,
                              (xvii) Services and utilities provided, taxes attributable to, and costs incurred in connection with the operation of the retail and restaurant operations in the Project;
                              (xviii) Costs incurred in connection with upgrading the Building and/or the Project to comply with disability, life, fire and safety codes, ordinances, statutes, or other laws in effect prior to the commencement of construction of the Building, base, shell or core improvements, including, without limitation, the ADA, including penalties or damages incurred due to such noncompliance;
                              (xix) Tax penalties incurred as a result of the failure to make payments and/or to file any tax or informational returns when due;
                              (xx) Costs for which Landlord has been compensated by a management fee;
                              (xxi) Costs arising from the negligence or fault of other tenants or Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents;
                              (xxii) Notwithstanding any contrary provision of the Lease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence of those items set forth on Landlord’s Disclosure attached to this Lease as Exhibit C and made a part hereof and hazardous materials or substances (as defined by applicable laws in effect on the date the Lease is executed) in or about the Premises, the

Building or the Project including, without limitation, hazardous substances in the ground water or soil, not placed in the Premises, the Building or the Project by Tenant, its agents, contractors, employees, invitees or subtenants;
                              (xxiii) Costs arising from charitable or political contributions;
                              (xxiv) Costs arising from defects in the base, shell or core of the Building or improvements installed by Landlord or repair thereof exclusive of normal wear and tear and ordinary repair items;
                              (xxv) Costs for the acquisition of (as opposed to the maintenance of) sculpture, paintings or other objects of art;
                              (xxvi) Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Building and/or the Project;
                              (xxvii) Costs associated with the operation of the business of the entity which constitutes Landlord or anyone else or any entity providing services (as such costs are distinguished from the costs of the operation, repair and maintenance of the Building and the Project), including corporate accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants;
                              (xxviii) Costs of any initial “tap fees” or any initial sewer or water connection fees for the Project;
                              (xxix) Costs incurred in connection with any environmental clean-up, response action, or remediation on, in, under or about the Premises or the Building) or the Project, except as may be caused by Tenant or any of its subtenants, including but not limited to, costs and expenses associated with the defense, administration, settlement, monitoring or management thereof;
                              (xxx) Any expenses incurred for use by other than Tenant or its subtenants of any portions of the Project to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building and/or the Project in normal Building operations during standard Building hours of operation;
                    (xxxi) Any entertainment, dining or travel expenses for any purpose;
                    (xxxii) Any flowers, gifts, balloons, etc. provided to any entity whatsoever, to include, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants and agents;
                    (xxxiii) Any “validated” parking for any person or entity;
                    (xxxiv) Any “finders fees”, brokerage commissions, job placement costs or job advertising cost;
                    (xxxv) The cost of any magazine, newspaper, trade or other subscriptions;
                    (xxxvi) The cost of any training or incentive programs, other than for tenant life safety information services;
                    (xxxvii) The cost of any “tenant relations” parties, events or promotion not consented to by an authorized representative of Tenant in writing;
                    (xxxviii) “In-house” legal and/or accounting fees;
                    (xxxix) Reserves of any kind or for any purpose except as specifically authorized in this Lease;
                    (xl) Any expenses which are expended for any other building in the Project as to which Tenant has agreed to pay for assume and/or perform the work giving rise to such expenses as to the Building under this Lease; and
                    (xli) Operating Expenses or Property Taxes applicable to any area located outside the Project, except as otherwise permitted by this Lease.
          In the event any facilities, services or utilities used in connection with the Building and/or the Project are provided from another location owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis.
     (k) Landlord further agrees that since Tenant is leasing the entire Building on a net basis, no gross up provision or calculation shall be included or made in connection with this Lease. Landlord agrees that (i)

Landlord will not collect or be entitled to collect Operating Expenses from Tenant in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Building and/or the Project, and (ii) except for Landlord’s management fee, Landlord shall make no profit from Landlord’s collections of Operating Expenses. All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in Comparable Buildings is to pay such assessments or premiums on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Operating Expenses as paid by Landlord. Landlord shall not include any imputed interest (except for interest actually paid) on such assessments or premiums in its computation of Operating Expenses.
     (l) For the purpose of payment of Operating Expenses, to the extent Landlord pays Property Taxes less frequently than monthly, the cost of same shall not be included in Operating Expenses but shall be separately calculated, with Tenant being obligated to pay Tenant’s Share of same on the later of five (5) business days after receipt of an invoice from Landlord or ten (10) days prior to the date Landlord is obligated to pay same to the taxing authority.
     SECTION 4.3. [INTENTIONALLY DELETED]
ARTICLE V. USES
     SECTION 5.1. USE. Tenant understands that the Ground Lease permits certain uses of the Premises and prohibits any other uses, and that any use of the Premises in violation of the Ground Lease would cause Landlord material and irreparable harm. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions, to the extent also permitted under the Ground Lease and by applicable laws and restrictions and pursuant to approvals to be obtained by Tenant from all relevant and required governmental agencies and authorities. The uses permitted under the Ground Lease are as follows: (a) medical and biotechnology equipment design, engineering, manufacturing and assembly; (b) research activities, including research and development laboratories; (c) research activities, including research laboratories, developmental laboratories and related light manufacturing; (d) professional services serving high technology or research activities and business, such as employment agencies, offices for accountants, attorneys, engineers, photographers or artists, and sales offices for products and services; (e) computer assembly, computer design, software design and communications, or computer networking; and (f) accessory and incidental related uses, including cafeterias and auditoriums, and administrative, professional and business offices (including, but not limited to, reception area, conference rooms, private offices, showrooms and document rooms). The parties agree that any contrary use shall be deemed to cause material and irreparable harm to Landlord and shall entitle Landlord to injunctive relief in addition to any other available remedy. Tenant, at its expense, shall procure, maintain and make available for Landlord’s inspection throughout the Term, all governmental approvals, licenses and permits required for the proper and lawful conduct of Tenant’s permitted use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, or use the Premises in violation of the Ground Lease, nor shall Tenant permit any public or private nuisance or commit any waste in the Premises or the Project. In particular, Tenant shall not permit any use of the Property involving any vibration, noise, sound or disturbance that is objectionable due to intermittence, beat, frequency, shrillness or loudness; any lighting which does not comply with the requirements of Landlord’s design guidelines; any electro-mechanical or electro-magnetic disturbance radiation; any air or water pollution; any emission of odorous, noxious, caustic, or corrosive matter, whether toxic or nontoxic, gas; any litter, dust, dirt or fly ash in excessive quantities; any unusual firing, explosion or damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks; any junk yard, stock yard, distillation of bones, or animal raising, storage, slaughter, or disposition of any kind; any drilling for excavation, refining and/or removal of earth materials, oil gas, hydrocarbon substances, water, geothermal system, and any other subsurface substances of any nature whatsoever; any dumping, disposal, incineration, or reduction of animal remains, garbage or refuse of any nature whatsoever, other than handling or reducing any such waste matter if actually produced at the Project from authorized uses and if handled in a reasonably clean and sanitary manner; any auction, public sale, or similar operation; and any commercial excavation of sand, gravel or other building or construction materials. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any insurance policy(ies) covering the Building, the Project and/or their contents, and shall comply with all applicable insurance underwriters rules and the requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function. Tenant shall comply at its expense with all present and future laws, ordinances, restrictions, regulations, orders, rules and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, including without limitation all federal and state occupational health and safety requirements, and all policies, procedures and regulations promulgated by Ground Lessor pertaining generally to the use of portions of Ground Lessor’s real property leased for non-public purposes and to activities taking place upon Ground Lessor’s real property, whether or not Tenant’s compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises. Tenant shall comply at its expense with all present and future covenants, conditions, easements or restrictions now or hereafter affecting or encumbering the Building and/or Project, and any amendments or modifications thereto, including without limitation the payment by Tenant of any periodic or special dues or assessments charged against the Premises or Tenant which may be allocated to the Premises or Tenant in accordance with the provisions thereof. Tenant shall promptly upon demand reimburse Landlord for any additional insurance premium charged by reason of Tenant’s failure to comply with the provisions of this Section, and shall indemnify Landlord and Ground Lessor from any liability and/or expense resulting from Tenant’s noncompliance.
     SECTION 5.2. SIGNS. Provided Tenant continues to lease the entire Building, Tenant shall have the exclusive right to either: (i) one (1) exterior “eye brow” and one (1) exterior “building top” signs on the Building, or

(ii) two (2) exterior “building top” signs on the Building, in either event for Tenant’s name and graphics to the extent permitted by the Signage Criteria (defined below). All such exterior signage shall be in locations reasonably approved by Landlord or in the location shown on Exhibit F, and shall be subject to Landlord’s right of prior approval that such exterior signage is in compliance with the Signage Criteria. Except as provided in the foregoing, Tenant shall not have the right to maintain signs in any location on or about the Building(s) or the Project and shall not place or erect any signs that are visible from the exterior of the Building, and Tenant reserves the right from time to time to install or not install any permitted signs under this Lease (and to remove any signs it installs). The size, design, graphics, material, style, color and other physical aspects of any permitted sign shall be subject to Landlord’s written determination prior to installation that such signage has not been rejected by the Ground Lessor and is in compliance with Landlord’s signage program for the Project in effect and approved by the City of Irvine as of the date of Tenant’s installation of the applicable sign (“Signage Criteria”). Prior to placing or erecting any such signs, Tenant shall obtain and deliver to Landlord a copy of any applicable municipal or other governmental permits and approvals and comply with any applicable insurance requirements for such signage. Tenant shall be responsible for the cost of any permitted sign, including, without limitation, the fabrication, installation, maintenance and removal thereof and the cost of any permits therefor. If Tenant fails to maintain its sign in good condition, or if Tenant fails to remove same upon termination of this Lease and repair and restore any damage caused by the sign or its removal and such failure continues for ten (10) business days after notice from Landlord to Tenant of such failure, Landlord may do so at Tenant’s expense. Landlord shall have the right to temporarily remove any signs in connection with any repairs or maintenance in or upon the Building(s). The term “sign” as used in this Section shall include all signs, designs, monuments, displays, advertising materials, logos, banners, projected images, pennants, decals, pictures, notices, lettering, numerals or graphics. Landlord agrees that Tenant’s signage shown on Exhibit F is deemed to meet the Signage Criteria.
     Tenant’s exterior signage rights hereunder shall be personal to the original Tenant named herein and an Affiliate thereof, except that Landlord shall authorize a transfer of such rights to a permitted assignee or subtenant if Landlord reasonably determines that such transfer would not impair the first class nature of the Project.
     SECTION 5.3. HAZARDOUS MATERIALS.
     (a) For purposes of this Lease, the term “Hazardous Materials” means (i) any “hazardous material” as defined in Section 25501(o) of the California Health and Safety Code, (ii) hydrocarbons, polychlorinated biphenyls or asbestos, (iii) any toxic or hazardous materials, substances, wastes or materials as defined pursuant to any other applicable state, federal or local law or regulation, and (iv) any other substance or matter which may result in liability to any person or entity as a result of such person’s possession, use, storage, release or distribution of such substance or matter under any statutory or common law theory.
     (b) Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Premises (including without limitation the soil and groundwater thereunder) without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant shall have the right, without obtaining prior written consent of Landlord, to utilize within the Premises a reasonable quantity of standard office products that may contain Hazardous Materials (such as photocopy toner, “White Out”, and the like), provided however, that (i) Tenant shall maintain such products in their original retail packaging, shall follow all instructions on such packaging with respect to the storage, use and disposal of such products, and shall otherwise comply with all applicable laws with respect to such products, and (ii) all of the other terms and provisions of this Section 5.3 shall apply with respect to Tenant’s storage, use and disposal of all such products. Tenant shall not cause or permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Premises (including without limitation the soil and groundwater thereunder) without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant shall have the right, without obtaining prior written consent of Landlord, to utilize within the Premises a reasonable quantity of standard office products that may contain Hazardous Materials (such as photocopy toner, “White Out”, and the like), provided however, that (i) Tenant shall maintain such products in their original retail packaging, shall follow all instructions on such packaging with respect to the storage, use and disposal of such products, and shall otherwise comply with all applicable laws with respect to such products, and (ii) all of the other terms and provisions of this Section 5.3 shall apply with respect to Tenant’s storage, use and disposal of all such products. Landlord may, in its reasonable discretion, place such conditions as Landlord deems appropriate with respect to Tenant’s use of any such Hazardous Materials, and may further require that Tenant demonstrate that any such Hazardous Materials are necessary or useful to Tenant’s business and will be generated, stored, used and disposed of in a manner that complies with all applicable laws and regulations pertaining thereto and with good business practices. Notwithstanding the foregoing, Tenant may use such materials as are necessary for Broadcom’s research and development operations as long as such use(s) comply with all applicable laws.
     (c) Prior to the execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement (the “Environmental Questionnaire”) in the form of Exhibit B attached hereto. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. On each anniversary of the Commencement Date until the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials which were stored, generated, used, released and/or disposed of on, under or about the Premises for the twelve-month period prior thereto, and which Tenant desires to store, generate, use, release and/or dispose of on, under or about the Premises for the succeeding twelve-month period. In addition, to the extent Tenant is permitted to utilize Hazardous Materials upon the Premises, Tenant shall promptly provide Landlord with complete and legible copies of all the following environmental documents relating thereto: reports filed pursuant to any self-reporting requirements; permit applications, permits, monitoring reports, emergency response or action plans, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents (even those which may be characterized as confidential) relating to water discharges, air pollution, waste generation or disposal, and underground storage tanks for Hazardous Materials; orders, reports, notices, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation of, compliance, cleanup, remedial and corrective actions, and abatement of Hazardous Materials; and all complaints, pleadings and other legal documents filed by or against Tenant related to Tenant’s storage, generation, use, release and/or disposal of Hazardous Materials.
     (d) Landlord and its agents shall have the right, but not the obligation, to inspect, sample and/or monitor the Premises and/or the soil or groundwater thereunder at any time to determine whether Tenant is complying with the terms of this Section 5.3, and in connection therewith Tenant shall provide Landlord with reasonable access to all facilities, records and personnel related thereto, provided Landlord shall provide Tenant with reasonable prior notice. If Tenant is not in compliance with any of the provisions of this Section 5.3, or in the event of a release of any Hazardous Material on, under or about the Premises caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees, Landlord and its agents shall have the right, but not the obligation, without limitation upon any of Landlord’s other rights and remedies under this Lease, to immediately enter upon the Premises without notice in the case of emergency, and otherwise on reasonable prior notice, and to discharge Tenant’s obligations under this Section 5.3 at Tenant’s expense, including without limitation the taking of emergency or long-term remedial action. Landlord and its agents shall endeavor to minimize interference with Tenant’s business in connection therewith, but shall not be liable for any such interference. In addition, Landlord, at Tenant’s expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims arising out of the storage, generation, use, release and/or disposal by Tenant or its agents, employees, contractors, licensees or invitees of Hazardous Materials on, under, from or about the Premises.
     (e) If the presence of any Hazardous Materials on, under, from or about the Premises or the Project caused by Tenant or its agents, employees, contractors, licensees or invitees results in (i) injury to any person, (ii) injury to or any contamination of the Premises or the Project, or (iii) injury to or contamination of any real or personal property wherever situated, Tenant, at its expense, shall promptly take all actions necessary to return the Premises and the Project and any other affected real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials and to remedy or repair any such injury or contamination, including without limitation, any cleanup, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials. Notwithstanding the foregoing, Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, take any remedial action in response to the presence of any Hazardous Materials on, from, under or about the Premises or the Project or any other affected real or personal property owned by Landlord or enter into any similar agreement, consent, decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided however, Landlord’s prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises or the Project or any other affected real or personal property owned by Landlord (i) imposes an immediate threat to the health, safety or welfare of any individual and (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord’s consent before taking such action. To the fullest extent permitted by law, Tenant shall indemnify, hold harmless, protect and defend (with attorneys reasonably acceptable to Landlord) Landlord and any successors to all or any portion of Landlord’s interest in the Premises and the Project and any other real or personal property owned by Landlord from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including without limitation attorneys’ fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the use, generation, storage, treatment, release, on- or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Premises, the Building or the Project and any other real or personal property owned by Landlord caused by Tenant, its agents, employees, contractors, licensees or invitees. Such indemnity obligation shall specifically include, without limitation, the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, the Building and the Project and any other real or personal property owned by Landlord, the preparation of any closure or other required plans, whether or not such action is required or necessary during the Term or after the expiration of this Lease, and any loss of rental due to the inability to lease the Premises or any portion of the Building or Project as a result of such Hazardous Materials or remediation thereof. If Landlord at any time discovers that Tenant or its agents, employees, contractors, licensees or invitees may have caused or permitted the release of a Hazardous Material on, under, from or about the Premises, the Building or the Project or any other real or personal property owned by Landlord, Tenant shall, at Landlord’s request, immediately prepare and submit to Landlord a comprehensive plan, subject to Landlord’s approval, specifying the actions to be taken by Tenant to return the Premises, the Building or the Project or any other real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials. Upon Landlord’s approval of such cleanup plan, Tenant shall, at its expense, and without limitation of any rights and remedies of Landlord under this Lease or at law or in equity, immediately implement such plan and proceed to cleanup such Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. The provisions of this Section 5.3(e) shall expressly survive the expiration or sooner termination of this Lease.
     (f) Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, certain facts relating to Hazardous Materials at the Project known by Landlord to exist as of the date of this Lease, as more particularly described in Exhibit C attached hereto. Tenant shall have no liability or responsibility with respect to the Hazardous Materials facts described in Exhibit C, nor with respect to any Hazardous Materials which Tenant proves were not caused or placed on the Premises by Tenant, its agents, employees, contractors, licensees or invitees. Notwithstanding the preceding two sentences, Tenant agrees to notify its agents, employees, contractors, licensees, and invitees of any exposure or potential exposure to Hazardous Materials at the Premises that Landlord brings to Tenant’s attention. Landlord hereby represents and warrants that to the best of Landlord’s knowledge, other than as set forth in Exhibit C, as of the date of this Lease, no other Hazardous Materials are present in, on or around the Building or the Project. Landlord agrees to indemnify and hold harmless Tenant and Tenant’s employees, agents, directors, officers and partners from claims arising from the breach of the warranty contained herein. Nothing in this Section or this Lease shall require Tenant to indemnify Landlord with respect to, or clean up or remediate any Hazardous Materials which were on or in the Premises, the Building or the Project prior to the date this Lease was executed or which were placed on or in the Premises, the Building or the Project by anyone other than Tenant or Tenant’s agents, contractors, subtenants or representatives.
ARTICLE VI. COMMON AREAS; SERVICES
     SECTION 6.1. UTILITIES AND SERVICES. Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for water, gas, electricity, sewer, heat, light, power, telephone, telecommunications service, refuse pickup, janitorial service, interior landscape maintenance, interior and exterior pest control, interior and exterior window washing, security services, exterior plumbing (back flows testing), and all other utilities, materials and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Tenant shall provide whatever janitorial and security services it deems appropriate for the Premises and Landlord shall have no responsibility for and shall not provide janitorial services to the Premises unless requested to do so by Tenant. If any utilities or services are not separately metered or assessed to Tenant, Landlord shall make a reasonable determination of Tenant’s proportionate share of the Actual Cost (as hereinafter defined) of such utilities and services, and Tenant shall pay such amount to Landlord, as an item of additional rent, within thirty (30) days after receipt of Landlord’s statement or invoice therefor. For purposes of this Lease, the term “Actual Cost” shall mean an amount equal to actual incremental cost to Landlord to provide the applicable service or utility to Tenant without markup for profit. Alternatively, Landlord may elect to include such cost in the definition of Site Costs in which event Tenant shall pay Tenant’s proportionate share of such costs in the manner set forth in Section 4.2. Tenant shall also pay to Landlord as an item of additional rent, within twenty (20) days after receipt of Landlord’s annual statement or invoice therefor, an hourly charge of Five Cents ($.05) per ton (which shall be in addition to the electricity charge paid to the utility provider) for Tenant’s “after hours” usage of each HVAC unit servicing the Premises. “After hours” shall mean more than three hundred (300) hours per ton of compressor usage of each HVAC unit servicing the Premises during any month during the Term, and shall be determined based upon the average monthly operation of the applicable HVAC unit over each successive twelve (12) month period commencing as of the Commencement Date of the Lease (or the applicable portion of that annual period with respect to the final partial Lease year). Such monthly usage shall be determined by Landlord based upon readings from HVAC meters installed by Landlord. In turn, the average monthly usage levels of each class (by tonnage) of HVAC unit serving the Premises shall be aggregated and averaged so that excess use by Tenant of a particular unit will be offset by a lower usage level of another unit of the same class over the applicable billing cycle. Landlord shall not be liable for damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises, and no such failure or interruption shall be deemed an eviction or entitle Tenant to terminate this Lease or withhold or abate any rent due hereunder except as otherwise provided in this Lease. Landlord shall at all reasonable times have free access to the Building and Premises to install, maintain, repair, replace or remove all electrical and mechanical installations of Landlord; provided, however, that if such electrical and/or mechanical installations are located in the Premises, Landlord shall provide Tenant with reasonable prior notice of this intent to access same and shall follow Tenant’s reasonable instructions as to the time and manner such work is to be performed so as to minimize disruption to Tenant’s business operations.
     Notwithstanding the foregoing, if for more than five (5) consecutive days following written notice to Landlord (the “Eligibility Period”), (a) there is no HVAC or electricity service to all or a portion of the Premises, or such an interruption of other essential utilities and building services, such as fire protection or water, (b) there is any repair, maintenance or alteration performed by Landlord, and/or (c) there is any failure by Landlord to provide Tenant with access to the Premises or the parking areas, so that Tenant is prevented from using and does not use all or a portion of the Premises, then provided such interruption of services is not attributable to the fault or neglect of Tenant, its agents, employees, contractors or subtenants or the failure by Tenant to fulfill its responsibilities hereunder, Tenant’s rent (inclusive of Basic Rent and Operating Expenses) shall thereafter be abated in the same proportion that the Floor Area of the Premises rendered unusable from time to time bears to the total Floor Area of the Premises until the Premises are again usable by Tenant. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Building is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Building shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Building during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Building bears to the total rentable area of the Building, shall be payable by Tenant from the date such business operations commence. The foregoing provisions shall be Tenant’s sole recourse and remedy in the event of such an interruption of services, and shall not apply in case of damage to, or destruction of, the Premises (which shall be governed by the provisions of Article XI of the Lease). Any disputes concerning the foregoing provisions shall be submitted to and resolved by arbitration pursuant to Section 22.7 of this Lease.
     SECTION 6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate and maintain all Common Areas within the Project in a “first class” manner and shall maintain the Project in compliance with Section 7.2 below. The term “Common Areas” shall mean all areas of the Project outside the footprint of the Building and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space, and all other appurtenant areas and improvements within the Project provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, including without limitation parking areas and structures, driveways, sidewalks, landscaped and planted areas, hallways and interior stairwells not located within the Premises, common electrical rooms and roof access entries, common entrances and lobbies, elevators, and restrooms not located within the premises of any tenant.
     SECTION 6.3. USE OF COMMON AREAS The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with all rules and regulations as are prescribed from time to time by Landlord. All costs incurred by Landlord for the maintenance and operation of the Common Areas shall be included in Site Costs except to the extent any particular cost incurred is related to or associated with Tenant and can be charged directly to Tenant whereupon Landlord shall exclude from Site Costs the comparable charges attributable to other tenants. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant’s operations or use of Premises, including without limitation, planters and furniture. Unless caused by the negligence or willful misconduct of Landlord or its agents, contractors or employees and not covered by Tenant’s insurance, nothing in this Lease shall be deemed to impose liability upon Landlord for any damage to, or loss of the property of, Tenant. As long as Tenant’s access to and/or use of the Premises is not adversely affected, Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reason deemed sufficient by Landlord, without liability to Landlord.
     SECTION 6.4. PARKING. Without the obligation to pay additional parking charges therefor during the Lease Term, Tenant shall be entitled to the number of vehicle parking spaces set forth in Item 15 of the Basic Lease Provisions, which spaces shall be unreserved and unassigned, on those portions of the Common Areas designated by Landlord for parking. Landlord shall designate and mark ten (10) of such spaces as “reserved” for Tenant. Tenant shall not use more parking spaces than such number. All parking spaces shall be used only for parking of vehicles no larger than full size passenger automobiles, sports utility vehicles, pickup trucks, carpool vehicles and vans. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those reasonably designated by Landlord for such activities. Parking within the Common Areas shall be limited to striped parking stalls, and no parking shall be permitted in any driveways, access ways or in any area which would prohibit or impede the free flow of traffic within the Common Areas. There shall be no parking of any vehicles for longer than a forty-eight (48) hour period except in situations where an employee leaves his or her car in the parking area while on a business trip, vacation or because of personal or business necessity, the parties hereby otherwise agreeing that the parking area is not to be used as a storage facility. Nothing contained in this Lease shall be deemed to create liability upon Landlord to Tenant for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord or its agents, contractors or employees. Landlord shall cause the parking area to be lighted at night and the landscaping will be subject to Tenant’s consent, not to be unreasonably withheld, so as to reduce the likelihood that the trees and bushes will “shed” on vehicles. Landlord shall have the right to establish, and from time to time amend, and to enforce against all users all reasonable rules and regulations that Landlord may reasonably deem necessary and advisable for the proper and efficient operation and maintenance of parking within the Common Areas. Landlord shall have the obligation to construct and maintain the parking areas in good condition and operate lighting facilities within the parking areas; and to do and perform such other acts in and to the parking areas and improvements therein as, in the use of good business judgment, Landlord shall determine to be advisable. Any person using the parking area shall observe all directional signs and arrows and any posted speed limits. Parking areas shall be used only for parking vehicles, except that washing, waxing, cleaning or servicing of vehicles may be performed by or on behalf of Tenant as to vehicles that belong to Tenant or its employees in locations within the parking areas that will not interfere with the rights of other tenants of the Project. Subject to the provisions of Section 10.5, Tenant shall be liable for any damage to the parking areas caused by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees, including without limitation damage from excess oil leakage. Tenant shall have no right to install any fixtures, equipment or personal property in the parking areas or in the other Common Areas of the Project.
     Notwithstanding anything contained in the Lease, Tenant’s parking privileges shall be available to Tenant twenty-four (24) hours per day, seven (7) days per week, every day of the year, in any location where Tenant shall maintain its parking privileges. Tenant’s parking shall be non-tandem. In addition, Tenant may load and unload trucks within the loading areas of the Project.
     SECTION 6.5. CHANGES AND ADDITIONS BY LANDLORD. As long as Tenant’s access to and/or use of the Premises and the Building shall not be adversely affected, Landlord reserves the right to make alterations or additions to the Building or the Project, or to the attendant fixtures and equipment. Landlord may at any time relocate or remove parking areas (so long as reasonable substitute parking is provided to Tenant) and other Common Areas, and may add buildings and areas to the Project from time to time as long as Tenant’s use of the Project and Common Areas is not adversely affected. Subject to the provisions of Sections 6.1 and 22.9 of this Lease, no change shall entitle Tenant to any abatement of rent or other claim against Landlord, provided that the change does not deprive Tenant of reasonable access to or use of the Premises.
     SECTION 6.6. LICENSE FOR GENERATOR. At any time during the Term, Tenant shall have the right to install, in locations designated by Landlord, one (1) generator for the Building to supply back-up electrical power to the Premises in the event of a reduction or interruption in the supply of normal electrical power to the Premises. Tenant’s rights under this Section 6.6 shall be subject to the following additional terms and provisions: (a) the exercise of Tenant’s rights under this Section shall be subject to Tenant’s compliance, at its sole cost and expense, with all laws and acquisition of all approvals and permits required, from applicable governmental authorities and, if required, from Ground Lessor; (b) the installation, maintenance, repair, monitoring and removal of the generators shall be at Tenant’s sole cost and expense; (c) if installed in the parking areas, the space taken up by the generators shall be counted towards the parking spaces allocated to Tenant pursuant to Item 15 of the Basic

Lease Provisions; (d) Tenant shall comply with all laws pertaining to the operation, maintenance and monitoring of generators, along with any additional reasonable requirements imposed by Landlord in connection therewith (including, without limitation, Landlord’s prior approval of the screening of the generators and operational issues relating to the use of Hazardous Materials in connection therewith), and shall provide Landlord with evidence of such compliance in such form and at such times as Landlord requires; (e) Tenant shall maintain and repair the generators, and shall be responsible for all reporting, monitoring, clean up and remediation activities and costs pertaining to the generator (including, without limitation, the obligations under Section 5.3 of the Lease respecting Hazardous Materials used, stored and/or released from the generator); (f) Tenant shall remove the generators and attendant screening at the expiration or earlier termination of the Lease in accordance with the provisions of Section 15.3 of the Lease (and shall obtain a customary closure certificate from applicable governmental authorities in connection with such removal), and shall repair any damage to the Building or Common Areas that occurs in connection with such removal. Landlord agrees to reasonably cooperate with Tenant, but at no additional cost or expense to Landlord, in obtaining any required permits and approvals for the generators.
ARTICLE VII. MAINTAINING THE PREMISES
     SECTION 7.1. TENANT’S MAINTENANCE AND REPAIR. Tenant at its sole expense shall make all repairs and replacements necessary to keep the Premises and the Building (excluding therefrom the Building Structure which is Landlord’s responsibility hereunder but including all Building Systems) in good condition, excepting ordinary wear and tear and damage by casualty, including without limitation all interior glass, interior doors, door closures, hardware, fixtures, electrical, plumbing, fire life safety, access control and HVAC equipment and systems, fire extinguisher equipment and other equipment installed in the Premises and all Alterations constructed by Tenant pursuant to Section 7.3 below. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices by Tenant. In maintaining the Building Systems and HVAC equipment, Tenant shall comply with the normal maintenance standards and specifications followed by Landlord (which maintenance standards may be reasonably enhanced by Landlord to reflect HVAC usage by Tenant that exceeds normal office standards) and with all requirements imposed by equipment manufacturers, and shall use qualified personnel and/or vendors to perform any maintenance or repair work. Tenant shall permit representatives of Landlord access on a regular basis to inspect the equipment and systems and Tenant’s maintenance thereof. Should Landlord reasonably determine that Tenant is not properly maintaining the Building Systems and equipment, then subject to Tenant’s right to contest such determination pursuant to Section 22.7 below, and if such failure shall continue for ten (10) business days after notice from Landlord which ten (10) business day period will be extended for force majeure occurences as described in Section 20.9, Landlord may elect thereafter to maintain same and the costs thereof shall be included within Operating Expenses. Landlord may also elect to undertake such maintenance responsibilities if the original Tenant named herein or an Affiliate thereof is no longer occupying at least thirty percent (30%) of the Premises. As part of its maintenance obligations hereunder, Tenant shall assure that the Premises remain free of moisture conditions which could cause mold and promptly repair any moisture conditions occurring within the Premises, and Tenant shall, at Landlord’s request, provide Landlord with copies of all maintenance schedules, reports and notices prepared by, for or on behalf of Tenant except to the extent such conditions existed at the time the Premises were delivered to Tenant and to such extent, the liability and responsibilities shall remain with Landlord. Tenant shall permit representatives of Landlord access on a regular basis to inspect the equipment and systems and to fulfill its maintenance and repair obligations. All repairs and replacements shall be at least equal in quality to the original work, shall be made only by a licensed contractor and shall be made only at the time or times reasonably approved by Landlord, taking into account that Tenant may be the sole occupant of the Building. Any contractor utilized by Tenant shall be subject to Landlord’s reasonable requirements for contractors, as modified from time to time. Landlord may impose reasonable restrictions and requirements with respect to repairs, as provided in Section 7.3, and the provisions of Section 7.4 shall apply to all repairs. If Tenant fails to properly maintain and/or repair the Premises as herein provided following Landlord’s notice and the expiration of the applicable cure period (or earlier if Landlord determines that such work must be performed prior to such time in order to avoid damage to the Premises or Building or other detriment), then Landlord may elect, but shall have no obligation, to perform any repair or maintenance required hereunder on behalf of Tenant and at Tenant’s expense, and Tenant shall reimburse Landlord upon demand for all costs incurred upon submission of an invoice.
     SECTION 7.2. LANDLORD’S MAINTENANCE AND REPAIR. Subject to Sections 6.1 and Section 7.1 and Article XI, Landlord shall provide service, maintenance and repair with respect to the Building Structure, including but not limited to the roof, foundations, and footings, Common Areas, exterior lighting, and the exterior surfaces of the exterior walls of the Building (including exterior glass), except that Tenant at its expense shall make all repairs which Landlord deems reasonably necessary as a result of the act or negligence of Tenant, its agents, employees, invitees, subtenants or contractors; provided, however, that Tenant shall be entitled to reimbursement for the cost of any such repairs to the extent the costs of such repairs is covered by insurance carried (or required to be carried) by Landlord as part of Operating Expenses. Landlord shall have the right to employ or designate any reputable person or firm, including any employee or agent of Landlord or any of Landlord’s affiliates or divisions, to perform any service, repair or maintenance function. Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided in Section 10.5 and elsewhere in this Lease. Except as set forth herein, Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Tenant further understands that Landlord shall not be required to make any repairs to the roof, foundations, footings, or the exterior surfaces of the exterior walls of the Building (excluding exterior glass), unless and until either Tenant has notified Landlord in writing of the need for such repair or Landlord shall otherwise have received notification thereof, and Landlord shall have a reasonable period of time thereafter to commence and complete said repair, if warranted. All costs of any maintenance, repairs and replacement on the part of Landlord provided hereunder shall be considered part of Site Costs subject to the provisions of Section 4.2.

     Notwithstanding any provision in this Lease to the contrary, if Landlord shall fail to commence any repair obligations required under this Lease with respect to the Building leased by Tenant within ten (10) business days following Tenant’s written request for such repairs and thereafter complete such repairs with commercially reasonable due diligence, or if Landlord shall fail to commence any emergency repairs (i.e., repairs required to avoid imminent injury or damage or cessation of business) with respect to any such full Building being leased by Tenant within three (3) business days following written notice from Tenant and thereafter complete such repairs with commercially reasonable due diligence, then Tenant may elect to make repairs to such Building(s) at Landlord’s expense by complying with the following provisions. Before making any such repair, and following the expiration of the applicable period set forth above, Tenant shall deliver to Landlord a notice for the need for such repair (“Self Help Notice”), which notice shall specifically advise Landlord that Tenant intends to exercise its self help right hereunder. Should Landlord fail, within five (5) business days following receipt of the Self Help Notice (or within two (2) business days following notice in the event of necessary emergency repairs), to commence the necessary repair or to make other arrangements reasonably satisfactory to Tenant, then Tenant shall have the right to make such repair on behalf of Landlord. Landlord agrees that Tenant will have access to the Building Systems and Building Structure within the Building to the extent necessary to perform the work contemplated by this Section. In the event Tenant takes such action, and such work will affect the Building Structure and/or the Building Systems, Tenant shall use only those contractors used or approved by Landlord in the Building for work on such Building Structure or Building Systems unless such contractors are unwilling or unable to immediately perform, or timely and competitively perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings in the area. Tenant shall provide Landlord with a reasonably detailed invoice together with reasonable supporting evidence of the costs reasonably and actually incurred. Landlord shall either reimburse Tenant for the reasonable costs of such repairs within thirty (30) days following receipt of Tenant’s invoice for such costs or deliver a written objection stating with specificity the reasons Landlord disputes Tenant’s actions or the amounts. If Landlord fails to pay Tenant’s invoice within such thirty (30) day period or deliver a written objection, Tenant shall have the right to offset such costs against Basic Rent next coming due under this Lease. If Landlord delivers to Tenant, within thirty (30) days, a written objection to the payment of such invoice, setting forth Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to offset any amount from rent, but as Tenant’s sole remedy, the dispute shall be resolved by arbitration pursuant to Section 22.7 hereof. If Tenant prevails in the arbitration, the amount of the award shall include interest at the Interest Rate (from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys’ fees and related costs). If Landlord fails to pay the amount of the award within thirty (30) days from the date of the award, the amount of the award may be deducted by Tenant from the Basic Rent next due and owing under the Lease. Tenant shall be responsible for obtaining any necessary governmental permits before commencing the repair work. Tenant shall be liable for any damage, loss or injury resulting from said work to the extent of Tenant’s or its agent’s, employee’s or contractor’s negligence.
     SECTION 7.3. ALTERATIONS. Tenant shall make no alterations, additions, fixtures or improvements (“Alterations”) to the Premises or the Building without the prior written consent of Landlord, which consent shall not be withheld unless, and only to the extent that, a “Design Problem” exists as defined in the Work Letter attached as Exhibit X hereto. Notwithstanding the foregoing, Landlord’s consent shall not be required for any cosmetic alterations, additions or improvements to the Premises which cost less than Fifty Thousand Dollars ($50,000.00) in the aggregate during any twelve (12) month period and which do not (i) create a Design Problem or incorporate Non-Standard Improvements (as those terms are defined in Exhibit X), or (ii) require any governmental permit as a prerequisite to the construction thereof. Landlord shall in all events, whether or not Landlord’s consent is required, have the right to reasonably approve the contractor performing the installation and removal of Alterations and Tenant shall not permit any contractor not approved by Landlord to perform any work on the Premises or on the Building. Tenant shall obtain all required permits for the installation and removal of Alterations and Replacements and shall perform the installation and removal of Alterations and Replacements in compliance with all applicable laws, regulations and ordinances, including without limitation the ADA, all covenants, conditions and restrictions affecting the Project, and the Rules and Regulations as described in Article XVII. Landlord shall be entitled to a supervision fee in the amount of five percent (5%) of the cost of the Alterations; provided that no such fee shall be imposed for any Alteration project that does not require a governmental permit or that costs less than Fifty Thousand Dollars ($50,000.00) in the aggregate. Under no circumstances shall Tenant make any Alterations which incorporate any Hazardous Materials, including without limitation asbestos-containing construction materials into the Premises, the Building or the Common Area. If any governmental entity requires, as a condition to any proposed Alterations by Tenant, that improvements be made to the Common Areas, and if Landlord consents to such improvements to the Common Areas pursuant to the Consent standard set forth herein, then Tenant shall, at Tenant’s sole expense, make such required improvements to the Common Areas in such manner, utilizing such materials, and with such contractors, architects and engineers as Landlord may require in its reasonable discretion; provided, however, that Tenant shall not be required to make any modification of or addition to the Building Structure, Building Systems and/or the exterior portions of the Site (including without limitation, the Common Areas) except and to the extent required because of (a) Tenant’s use of all or a portion of the Premises for other than normal and customary office operations, or (b) Non-Standard Improvements installed by Tenant. Any request for Landlord’s consent to any proposed Alterations shall be made in writing and shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord. Should the work proposed by Tenant and consented to by Landlord modify the basic floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems and standards. Unless Landlord otherwise agrees in writing, all Alterations permanently affixed to the Premises, the Building or to the Common Area (excluding moveable trade fixtures, equipment and furniture), including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term; provided that Landlord may, by notice to Tenant given at the time Tenant requests Landlord’s consent to any Alteration, require Tenant to remove by the Expiration Date, or sooner termination date of this Lease, all or any of the Alterations installed either by Tenant or by Landlord at Tenant’s request, and to repair any damage to the Premises, the Building or the Common Area arising from that removal. Notwithstanding the foregoing, Tenant shall not be required to remove the Tenant Improvements described in the approved “Preliminary Plan” as defined in Exhibit X attached hereto, nor any Alterations which are normal and customary business office improvements and which either: (1) utilize only “Standard Improvements” (as defined in Exhibit X), or (2) are not a “Design Problem”. Tenant may, in connection with making any Alterations approved by Landlord, remove, alter or replace any permanent alterations, additions or improvements previously made to the Premises prior to the Commencement Date of this Lease.
     SECTION 7.4. MECHANIC’S LIENS. Tenant shall remove any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly (but in no event later than five (5) business days following such request) cause any such lien to be released by any legal means and/or by posting a bond in accordance with California Civil Code Section 3143 or any successor statute. In the event that Tenant shall not, within thirty (30) days following notice of the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord, including Landlord’s attorneys’ fees, and any consequential or other damages incurred by Landlord arising out of such lien, shall be reimbursed by Tenant upon demand, together with interest from the date of payment by Landlord at the maximum rate permitted by law until paid. Tenant shall give Landlord no less than twenty (20) days’ prior notice in writing before commencing construction of any kind on the Premises or Common Area and shall again notify Landlord that construction has commenced, such notice to be given on the actual date on which construction commences, so that Landlord may post and maintain notices of nonresponsibility on the Premises or Common Area, as applicable, which notices Landlord shall have the right to post and which Tenant agrees it shall not disturb. Tenant shall also provide Landlord notice in writing within ten (10) days following the date on which such work is substantially completed. The provisions of this Section shall expressly survive the expiration or sooner termination of this Lease
     SECTION 7.5. ENTRY AND INSPECTION. Landlord shall at all reasonable times, upon reasonable prior written notice (except in emergencies, when no notice shall be required), have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to perform any work required or permitted to be performed by Landlord within the Premises, to have access to install, repair, maintain, replace or remove all electrical and mechanical installations of Landlord and to protect the interests of Landlord in the Premises, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the last eighteen (18) months of the Term or when an uncured Tenant Event of Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. Except for mutually agreed upon times for regularly scheduled services (such as janitorial services) and except in the event of emergencies, Landlord agrees that Tenant may elect to have a representative accompany any entry by Landlord. Furthermore, any entry by Landlord shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible. Landlord shall have the right, if desired, to retain a key which unlocks all of the doors in the Premises, excluding Tenant’s vaults, safes, and Secured Areas (as defined below) and Landlord shall have the right to use any and all means which Landlord may deem proper to open the doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord shall not under any circumstances be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises. Notwithstanding anything to the contrary set forth above, Tenant may reasonably and in good faith designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with ten (10) days’ prior written notice of the specific date and time of such Landlord inspection.
     SECTION 7.6. COMMUNICATIONS EQUIPMENT. During the Term of this Lease, Landlord hereby grants to Tenant a license (the “License”) to install, maintain and operate on the roof of the Building antennas and accompanying communications equipment not exceeding forty-eight inches (48”) in height as to each antenna (collectively, the “Antenna”), in accordance with and subject to the terms and conditions set forth below. The Antenna shall be installed at a location designated by Landlord and reasonably acceptable to Tenant (“Licensed Area”). Except for equipment of the Landlord necessary to service the Building, no one other than Tenant shall have the right to use the roofs of the Building leased by Tenant. The Licensed Area shall be considered to be a part of the Premises for all purposes under the Lease (other than the payment of Basic Rent and Operating Expenses), and except as otherwise expressly provided in this Section 7.6 all provisions applicable to the use of the Premises under the Lease shall apply to the Licensed Area and its use by Tenant.
               (1) Tenant shall not be obligated to pay any license fee for the use of the Licensed Area pursuant to this Section 7.6 during the Term of this Lease;
               (2) Tenant shall use the Licensed Area only for the installation, operation, repair, replacement and maintenance of the Antenna and the necessary mechanical and electrical equipment to service said Antenna and for no other use or purpose. The installation of the Antenna and all equipment and facilities related thereto, including any required conduit from the Premises to the Antenna, shall be deemed to constitute an alteration subject to the provisions of Section 7.3 of the Lease, provided that Landlord shall not withhold its approval of same unless a Design Problems exist. Landlord may require appropriate screening for the Antenna as a condition of Landlord’s approval of the installation of the Antenna;
               (3) The Antenna shall be used only for transmitting and/or receiving data, audio and/or video signals to and from Tenant’s facilities within the Premises for Tenant’s use, and shall not be used or permitted to be used by Tenant for purposes of broadcasting signals to the public or to provide commercial telecommunications or other communications transmitting or receiving services to any third parties;
               (4) In the event any other communications system or broadcast or receiving facilities are operating in the area, Tenant shall at all times during the term of the License take such reasonable steps to conduct its operations so as to ensure that such other systems or facilities shall not be subjected to harmful interference as a result of such operations by Tenant. Upon notification from Landlord of any such interference, Tenant agrees to immediately take the necessary steps to correct such situation, and Tenant’s failure to do so shall be deemed a default under the terms of this Lease.
               (5) During the term of the License, Tenant shall comply with any standards promulgated by applicable governmental authorities or otherwise reasonably established by Landlord regarding the generation of electromagnetic fields. Any claim or liability resulting from the use of the Antenna or the Licensed Area shall be subject to the indemnification provisions of this Lease applicable to Tenant’s use of the Premises;
               (6) During the term of the License, Tenant shall pay all taxes attributable to the Antenna and other equipment owned and installed by Tenant, and Tenant shall assure and provide Landlord with evidence that the Licensed Area and Tenant’s use thereof are subject to the insurance coverages otherwise required to be maintained by Tenant as to the Premises pursuant to Exhibit D; and
               (7) Upon the expiration or sooner termination of the Lease, Tenant shall remove the Antenna and all related equipment and facilities, including any conduit from the Premises to the Antenna, from the Licensed Area and any other portions of the Building within or upon which the same may be installed, and shall restore the Licensed Area and all other areas affected by such removal to their original condition, reasonable wear and tear excepted, all at its sole cost and expense.
     SECTION 7.7. COMMUNICATION VENDORS. Tenant shall have the right to select all required communications vendors for the Premises, and such vendors shall be allowed reasonable access to the Buildings and the Common Areas and the risers within the Building without charge (including easements, if necessary) to supply communications service during the Term of this Lease.
ARTICLE VIII. TAXES AND ASSESSMENTS ON TENANT’S PROPERTY
     Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes and assessments levied against all personal property of Tenant located in the Premises, and, if required by Landlord, against all improvements to the Premises made by Landlord (at Tenant’s request) or Tenant which are above Landlord’s Project standard in quality and/or quantity for comparable space within the Project (“Above Standard Improvements”), and against any Alterations (as defined in Section 7.3) made to the Premises or the Building by or on behalf of Tenant. If possible, Tenant shall cause its personal property, Above Standard Improvements and Alterations to be assessed and billed separately from the real property of which the Premises form a part. If any taxes required to be paid by Tenant on Tenant’s personal property, Above Standard Improvements and/or Alterations are levied against Landlord or Landlord’s property and if Landlord pays the same, or if the assessed value of Landlord’s property is increased by the inclusion of a value placed upon the personal property, Above Standard Improvements and/or Alterations of Tenant and if Landlord pays the taxes based upon the increased assessment, Landlord shall have the right to require that Tenant pay to Landlord the taxes so levied against Landlord or the proportion of the taxes resulting from the increase in the assessment. In calculating what portion of any tax bill which is assessed against Landlord separately, or Landlord and Tenant jointly, is attributable to Tenant’s Above Standard Improvements, Alterations and personal property, Landlord’s reasonable determination shall be conclusive.
ARTICLE IX. ASSIGNMENT AND SUBLETTING
     SECTION 9.1. RIGHTS OF PARTIES.
     (a) Notwithstanding any provision of this Lease to the contrary, and except as to transfers expressly permitted without Landlord’s consent pursuant to Sections 9.4 and 9.5, Tenant will not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant’s interest in this Lease or the Premises, or permit the Premises to be occupied by anyone other than Tenant, without Landlord’s prior written consent, which consent shall not unreasonably be withheld conditioned or delayed in accordance with the provisions of Section 9.1(b). Except as to transfers expressly permitted without Landlord’s consent pursuant to Sections 9.4 and 9.5 no assignment (whether voluntary, involuntary or by operation of law) and no subletting shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any such assignment or subletting shall be void and of no force and effect. Landlord shall not be deemed to have given its consent to any assignment or subletting by any course of action other than written consent.
     (b) If Tenant desires to transfer an interest in this Lease or the Premises, it shall first notify Landlord of its desire and shall submit in writing to Landlord: (i) the name and address of the proposed transferee; (ii) the nature of any proposed transferee’s business to be carried on in the Premises; (iii) the terms and provisions of any proposed sublease, assignment or other transfer, including a copy of the proposed assignment, sublease or transfer form; (iv) a completed Environmental Questionnaire from the proposed assignee, subtenant or transferee; (v) any other information reasonably requested by Landlord and reasonably related to the transfer and (vi) the fee described in Section 9.1(e). Except as provided in Section 9.1(c), Landlord shall not unreasonably withhold its consent so long as: (1) the use of the Premises will be consistent with the provisions of this Lease; (2) insurance requirements of the proposed assignee or subtenant shall be brought into conformity with Landlord’s then current leasing practice provided such practice is comparable to the practices of landlords of Comparable Buildings; (3) a proposed subtenant or assignee demonstrates to the reasonable satisfaction of Landlord that it is financially responsible to undertake the financial obligations of the transfer by providing credit enhancements such as letters of credit guarantees and the like and/or by submission to Landlord of all reasonable information as requested by Landlord concerning the proposed subtenant or assignee, including, but not limited to, a balance sheet of the proposed subtenant or assignee as of a date within ninety (90) days of the request for Landlord’s consent, statements of income or profit and loss of the proposed subtenant or assignee for the two-year period preceding the request for Landlord’s consent (or, if shorter, for whatever period the subtenant or assignee has been in business) and/or a certification signed by the proposed subtenant or assignee that it has not been evicted at any other leased premises for the 3-year period preceding the request for Landlord’s consent (except that this requirement shall not be imposed if Tenant hereunder has a net worth of at least One Hundred Million Dollars ($100,000.000.00); (4) the proposed transferee is not an existing tenant of the Project (except that this restriction shall not apply if Landlord does not have sufficient available space in the Project to accommodate the proposed transferee(; (5) the proposed transfer will not impose material additional security or other burdens on Landlord; and (6) the proposed transferee has been approved by the Ground Lessor.
               If Landlord consents to the proposed transfer, Tenant may effect the transfer upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord’s consent as set forth in this Section 9.1 Landlord shall approve or disapprove any requested transfer within ten (10) business days following receipt of Tenant’s written request, the information set forth above, and the fee set forth below, and any failure by Landlord to respond within such ten (10) business day period shall be deemed to be Landlord’s consent thereto.
     (c) Notwithstanding anything to the contrary contained in this Article IX, in the event that Tenant contemplates an assignment of this Lease, or a sublease of all or a portion of the Premises for substantially the remainder of the Term of this Lease (“Contemplated Transfer”), then Tenant shall give Landlord notice (“Intention to Transfer Notice”) of such Contemplated Transfer. The Intention to Transfer Notice shall specify the portion and amount of rentable square feet of the Premises which Tenant intends to transfer (“Contemplated Transfer Space”), the contemplated date of the commencement of the Contemplated Transfer (“Contemplated Effective Date”) and shall state that it is an assignment or a sublease of the Contemplated Transfer Space for substantially all of the remainder of the Term of this Lease, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 9.1(c) in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of such Intention to Transfer Notice, to recapture such Contemplated Transfer Space upon the basic terms and conditions specified in the Intention to Transfer Notice. In the event Landlord does not give such written recapture notice to Tenant within such fifteen (15) business day period, Tenant shall have one hundred eighty (180) days thereafter within which to effect the transfer in accordance with the Intention to Transfer Notice and subject to compliance with the other provisions of this Lease. In the event Tenant does not complete the transfer within that 180-day period, Tenant shall be required to deliver a new Intention to Transfer Notice to Landlord and repeat the provisions of this Section. In the event the recapture option is exercised by Landlord, this Lease shall be canceled and terminated with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, (i) the rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon the request of either party, the parties shall execute written confirmation of the same, (ii) Landlord shall install, on a commercially reasonable basis, any corridor and/or demising wall, at Landlord’s expense, which is required as a result of the cancellation of the Lease with respect to less than the entire Premises, and (iii) if the recapture results in Tenant leasing less than a full Building, then the provisions of the next succeeding paragraph of this Section 9.1(c) shall apply with respect to that partial Building space.
     Following the exercise by Landlord of it’s “recapture” rights herein provided, should Tenant lease space within the Building that consists of less than the entire Building (“Partial Building Space”) then this Lease shall be deemed amended to reflect normal leasing practices in multi-tenant buildings within the Project. Such changes shall include without limitation the following: (i) not all utility services may be separately metered to the Partial Building Space, in which event the Operating Expenses payable by Tenant for the Partial Building Space shall include Tenant’s proportionate share of such costs, (ii) all Building systems and interior Common Areas in the Building shall be maintained by Landlord, (iii) after-hours HVAC charges shall be assessed for the Partial Building Space based on Landlord’s normal allotted hours of operation (except that the charge for after-hours usage shall e at the same rate per hour as set forth in Section 6.1 below), (iv) the Operating Expenses for the Partial Building Space shall include a Landlord management fee that is consistent with that imposed in other multi-tenant buildings in the Project (provided that such fee shall not exceed that being generally charged by landlords of comparable office projects in the area), (v) all access control systems for the Building (but not Tenant’s space within such Building) and access to Building conduits and risers shall be controlled by Landlord, and (vi) any exclusive rights granted in this Lease with respect to a Building shall be a shared right based on Landlord’s normal multi-tenant leasing practice. Should Tenant lease Partial Building Space but subsequently lease the Building in its entirety, then the special provisions of this paragraph shall thereupon cease to be applicable.
     (d) Tenant agrees that fifty percent (50%) of any amounts paid by the assignee or subtenant, however described (“Transfer Profits”) in excess of (i) the Basic Rent payable by Tenant hereunder, or in the case of a sublease of a portion of the Premises, in excess of the Basic Rent reasonably allocable to such portion, plus (ii) Tenant’s Transfer Costs which Tenant certifies to Landlord have been paid shall be the property of Landlord and such amounts shall be payable directly to Landlord by Tenant. “Transfer Costs” means the direct out-of-pocket costs actually incurred by Tenant to provide occupancy related services to such assignee or subtenant of a nature commonly provided by landlords of similar space including but not limited to reasonable brokerage fees, fees paid by Tenant to Landlord pursuant to this Article IX, rent as to the transferred space paid to Landlord by Tenant from the later of (i) the date Tenant sends to Landlord a factually correct written notice that it has vacated the space being transferred and (ii) the date Tenant shall have retained the services of a broker to market such space until the date the sublease of such space commences to pay rent to Tenant for such space (“Vacancy Costs”), cost of tenant improvements for the transferee or other economic concessions, the unamortized cost of the initial Tenant Improvements (exclusive of subsequent Alterations) made to the Premises and funded by Tenant pursuant to the Work Letter hereto and without reimbursement from Landlord (“Unamortized Improvement Costs”), reasonable attorneys fees and marketing costs. Notwithstanding the foregoing, however, Unamortized Improvement Costs shall not be recoverable by Tenant in connection with any subletting for which Landlord enters into a Recognition Agreement pursuant to Section 9.6 below, nor shall Vacancy Costs in excess of one (1) year for any space for which Landlord enters into a Recognition Agreement. Tenant shall within thirty (30) days after the effective date of any such assignment or subletting deliver to Landlord a written certified statement setting forth the Transfer Costs incurred and a schedule of the time required to recover those costs. After Tenant has recovered one hundred percent (100%) of its Transfer Costs, fifty percent (50%) of the Transfer Profits shall be paid to Landlord as and when received by Tenant for the remainder of the term of such sublease of assignment. Landlord shall have the right to request copies from Tenant of documentation to support the Transfer Costs incurred and/or to have such records reviewed or audited by an employee of Landlord or an outside accountant to confirm the accuracy thereof. In the event such Transfer Costs are overstated by Tenant by more than five percent (5%), Tenant shall reimburse Landlord for its out-of-pocket costs incurred in connection with such review or audit. At Landlord’s request, a written agreement shall be entered into by and among Tenant, Landlord and the proposed assignee or subtenant confirming the requirements of this subsection.
     (e) Tenant shall pay to Landlord a fee equal to Five Hundred Dollars ($500.00) to process any request by Tenant for an assignment, subletting or other transfer under this Lease. Tenant shall pay Landlord the sum of Five Hundred Dollars ($500.00) concurrently with Tenant’s request for consent to any assignment, subletting or other transfer, and Landlord shall have no obligation to consider such request unless accompanied by such payment. Such fee is hereby acknowledged as a reasonable amount to reimburse Landlord for its costs of review and evaluation of a proposed transfer.
     SECTION 9.2. EFFECT OF TRANSFER. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay rent and to perform all its other obligations under this Lease. Moreover, Tenant shall indemnify and hold Landlord harmless, as provided in Section 10.3, for any act or omission by an assignee or subtenant. Each assignee, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant’s obligations, under this Lease. No assignment or subletting shall be effective or binding on Landlord unless documentation in form and substance reasonably satisfactory to Landlord in its reasonable discretion evidencing the transfer, and in the case of an assignment, the assignee’s assumption of the obligations of Tenant under this Lease, is delivered to Landlord and both the assignee/subtenant and Tenant deliver to Landlord an executed consent to transfer instrument prepared by Landlord and consistent with the requirements of this Article. The acceptance by Landlord of any payment due under this Lease from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease or as a consent to any subsequent transfer.
     SECTION 9.3. SUBLEASE REQUIREMENTS. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in each sublease:
     (a) Each and every provision contained in this Lease (other than with respect to the payment of rent hereunder) is incorporated by reference into and made a part of such sublease, with “Landlord” hereunder meaning the sublandlord therein and “Tenant” hereunder meaning the subtenant therein and the sublet space being substituted for “Premises.” Notwithstanding the foregoing, Landlord agrees that Tenant will not be in violation of this Lease if it grants subtenant lesser rights under the sublease than were granted to Tenant under this Lease or imposes greater obligations on the subtenant under the sublease than were imposed on Tenant under this Lease.
     (b) Tenant hereby irrevocably assigns to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of the Premises, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until there is an Event of Default by Tenant, Tenant shall have the right to receive, collect and retain the sublease rentals. Landlord shall not, by reason of this assignment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant’s obligations under the sublease. Tenant hereby irrevocably authorizes and directs any subtenant, upon receipt of written notice from Landlord stating that an uncured Event of Default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord all sums then and thereafter due under the sublease. Tenant agrees that the subtenant may rely on the notice without any duty of further inquiry and notwithstanding any notice or claim by Tenant to the contrary. Tenant shall have no right or claim against the subtenant or Landlord for any rentals so paid to Landlord.
     SECTION 9.4. CERTAIN TRANSFERS. The following shall be deemed to constitute an assignment of this Lease: (a) the sale of all or substantially all of Tenant’s assets (other than bulk sales in the ordinary course of business) or (b) if Tenant is a corporation, an unincorporated association, a limited liability company or a partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association, limited liability company or partnership that results in a change of control of such entity. Notwithstanding the foregoing, occupancy of all or part of the Premises by a corporate parent, subsidiary, or affiliated companies of Tenant or of Tenant’s parent or of Tenant’s subsidiary shall not be deemed an assignment or subletting provided that such parent, subsidiary or affiliated companies were not formed as a subterfuge to avoid the obligations of this Article IX. Furthermore, without limiting the generality of the foregoing, Tenant may assign the Lease at any time, or sublease all or part of the Premises, without receipt of Landlord’s consent, to any entity which acquires all or substantially all of Tenant’s business, or which is acquired in whole or in part by Tenant, or which is controlled directly or indirectly by Tenant, or which entity controls, directly or indirectly, Tenant (“Affiliate”), or which owns or is owned by the Affiliate, so long as such transaction was not entered into as a subterfuge to avoid the obligations and restrictions of this Lease. In connection with any such transfer to an Affiliate, (i) if Tenant does not survive and remain in existence after such transfer, the net worth of the successor after such transfer is at least equal to the lower of the net worth of Tenant as of the execution of this Lease by Landlord or the net worth of Tenant immediately prior to the date of such transfer, evidence of which, satisfactory to Landlord, shall be presented to Landlord prior to such transfer; (ii) Tenant shall provide to Landlord, prior to such transfer, written notice of such transfer and such assignment documentation and other information as Landlord may reasonably request in connection therewith; and (iii) all of the other terms and requirements of this Article shall apply with respect to such assignment. The normal and customary issuance and transfer of shares among and between the shareholder employees of Tenant to reflect the addition, withdrawal or change in ownership interests of the shareholder employees of Tenant shall not be deemed an assignment or other transfer of Tenant’s interest in this Lease.
     SECTION 9.5. OCCUPANCY BY OTHERS. Tenant may allow any person or company which is a client or customer of Tenant or which is providing service to Tenant or one of Tenant’s clients to occupy, during the period of such business relationship, certain portions of the Premises without such occupancy being deemed an assignment or subleasing as long as such relationship was not created as a subterfuge to avoid the obligations set forth in this Article IX, provided that any such occupancy shall be subject to the requirements of this Lease.
     SECTION 9.6. RECOGNITION AGREEMENT. To the extent that Tenant enters into a sublease for all of the Floor Area of the Building, Landlord, if it grants its consent to such sublease, shall also, upon written request delivered to Landlord at the time of the request for Landlord’s consent to the sublease, simultaneously jointly execute with the subtenant a recognition and attornment agreement (the “Recognition Agreement”) pursuant to which the parties shall agree that in the event an Event of Default occurs under this Lease and this Lease is terminated, the parties shall, not later than fifteen (15) days thereafter, enter into a direct lease for the space being subleased subject to the provisions below (the “New Lease”); provided that Landlord shall have no obligation to enter into a Recognition Agreement with any prospective subtenant with which Landlord had been in active negotiations for a direct lease of space within the past one hundred fifty (150) days. For purposes of the foregoing, Landlord shall be deemed to have been in active negotiations with a prospective tenant if either (i) a proposed lease document had been prepared by Landlord and delivered to the prospective tenant or (ii) Landlord and such prospective tenant had been in continuing negotiations for space over at least a thirty (30) day period and a written letter of intent or proposal had been submitted by Landlord and responded to by such proposed tenant. Landlord’s obligation to enter into the New Lease shall be conditioned upon (i) the subtenant not then being in default of its financial obligations under its sublease with Tenant and (ii) the subtenant not then being the debtor in any bankruptcy or insolvency proceedings. The term of the New Lease shall be for the remaining scheduled Term of this Lease, exclusive of any extension options. The rental rate under the New Lease shall be the higher of the rental rate then and thereafter due under this Lease or the rental rate due under the sublease, and prior to and as a condition of the execution of the New Lease by Landlord, the tenant thereunder shall fund a security deposit to Landlord in the amount of one hundred ten percent (110%) of the last full month’s rent under the New Lease (and the New Lease shall contain Landlord’s standard security deposit provisions) and shall deliver to Landlord proper evidence of required insurance coverage. The New Lease shall provide that the space is being leased in an as-is condition, and Landlord shall not be responsible for any tenant improvements. Unless otherwise agreed by Landlord at the time, no extension or expansion rights shall be provided by Landlord under the New Lease. Landlord shall be entitled under the New Lease to its then standard property management and construction management fees for the Project. In no event shall Landlord be liable for any act, omission, covenant or breach by Tenant under the sublease or for the return of any advance rental payments or deposits under the sublease that have not been actually delivered to Landlord, nor shall Landlord be liable for any brokerage commissions in connection with the New Lease. The New Lease shall be prepared by Landlord and, subject to the provisions above in this Section, shall be consistent with the non-economic terms and provisions of this Lease, except for the following modifications: (1) Sections 3.2, 3.3, 3.4, 3.5, 9.6, 10.2(b), 10.6, 13.2, 15.2 and 21.4 of this Lease shall be deleted in their entireties from the New Lease; (2) appropriate modifications shall be made to the New Lease to reflect that all Building Systems shall, at Landlord’s election, be maintained by Landlord; (3) the New Lease shall reflect Landlord’s then-standard after-hours HVAC standards and charges and Section 6.1 shall be appropriately modified; (4) the definition of Non-Standard Improvements in Section 7.3 shall be amended to refer to any improvements other than Landlord’s Building Standard Improvements as defined in Exhibit X to this Lease; and (5) the definition of “Transfer Costs” in Section 9.1(d) shall be modified to delete the inclusion of Vacancy Costs and Unamortized Improvement Costs.
ARTICLE X. INSURANCE AND INDEMNITY
     SECTION 10.1. TENANT’S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date or any earlier date on which Tenant may enter upon or take possession of the Premises for any reason whatsoever.
     SECTION 10.2. LANDLORD’S INSURANCE. (a) Landlord shall provide all of the following types of insurance, with customary deductible and in amounts and coverages as may be determined by Landlord in its reasonable discretion based on the types and amounts of insurance (and deductibles) being maintained by comparable landlords of Comparable Buildings: “all risk” property insurance, subject to standard exclusions, covering the Building and/or Project, loss of rent insurance, worker’s compensation insurance and commercial general liability coverage. Landlord shall not be required to carry insurance of any kind on Tenant’s removable improvements or property, including, without limitation, Tenant’s trade fixtures, furnishings, equipment, signs and all other items of personal property, and Landlord shall not be obligated to repair or replace that property should damage occur. All proceeds of insurance maintained by Landlord upon the Building and/or Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs. At Landlord’s option, Landlord may self-insure all or any portion of the risks for which Landlord elects to provide insurance hereunder.
     (b) Notwithstanding the foregoing, however, Tenant may elect to carry the all-risk property insurance coverage on the Building, provided that the coverage (and the financial rating of the carrier) is in all material respects at least equivalent to that being carried by Landlord. Tenant may exercise such election by written notice to Landlord delivered prior to the date that Landlord purchases its annual property policy. All costs of that insurance shall be timely funded in full by Tenant, and Landlord shall be the named insured on that policy. Landlord shall have the right to review and approve any such policy based upon the foregoing criteria. Should Tenant elect to purchase such insurance, then the Site Costs allocated to Tenant shall not include any property insurance component for the Building or for any other buildings in the Project. For purposes of this subsection, an “affiliate” of Landlord shall mean any entity controlled by, controlling, or under common control with The Irvine Company, or any entity succeeding to a substantial portion of the commercial property assets of The Irvine Company.
     SECTION 10.3. TENANT’S INDEMNITY. . To the fullest extent permitted by law, Tenant shall defend, indemnify, protect, save and hold harmless Landlord, its agents, any and all affiliates of Landlord, including, without limitation, any corporations or other entities controlling, controlled by or under common control with Landlord, and the Ground Lessor from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from Tenant’s use or occupancy of the Premises, the Building or the Common Areas, including without limitation, the use by Tenant, its agents, employees, invitees or licensees of any recreational facilities within the Common Areas, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, invitees or licensees in or about the Premises, the Building or the Common Areas, or from any Event of Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act or negligence or willful misconduct of Tenant or its agents, employees, visitors, patrons, guests, invites or licensees in, on or about the Premises, the Building or the Project. In cases of alleged negligence asserted by third parties against Landlord and/or Ground Lessor which arise out of, are occasioned by, or in any way attributable to Tenant, its agents’, employees’, contractors’, licensees’ or invitees’ use and occupancy of the Premises, the Building or the Common Areas, or from the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant or its agents, employees, invitees or licensees on Tenant’s part to be performed under this Lease, or from any negligence or willful misconduct of Tenant, its agents, employees, licensees or invitees in, on or about the Premises, the Building or the Project, Tenant shall accept any tender of defense for Landlord and Ground Lessor and shall, notwithstanding any allegation of negligence or willful misconduct on the part of the Landlord, defend Landlord and Ground Lessor with counsel reasonably satisfactory to Landlord and protect and hold Landlord and Ground Lessor harmless and pay all costs, expenses and attorneys’ fees incurred in connection with such litigation, provided that Tenant shall not be liable for any such injury or damage, and Landlord shall reimburse Tenant for the reasonable attorneys’ fees and costs for the attorney representing both parties, all to the extent and in the proportion that such injury or damage is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Landlord) to be attributable to the negligence or willful misconduct of Landlord or its authorized agents or employees. Upon Landlord’s request, Tenant shall at Tenant’s sole cost and expense, retain a separate attorney reasonably selected by Landlord to represent Landlord or Ground Lessor in any such suit if Landlord reasonably determines that the representation of both Tenant and Landlord or Ground Lessor by the same attorney would cause a conflict of interest; provided, however, that to the extent and in the proportion that the injury or damage which is the subject of the suit is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Landlord) to be attributable to the negligence or willful misconduct of Landlord, Landlord shall reimburse Tenant for the reasonable legal fees and costs of the separate attorney retained by Tenant. The provisions of this Section shall expressly survive the expiration or sooner termination of this Lease. Notwithstanding the foregoing, in the event it is ultimately determined that any claim, liability or expense was caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors, then subject to Sections 10.5 and 14.8 below, Landlord shall indemnify and hold Tenant harmless from and against such liability or expense.
     SECTION 10.4. LANDLORD’S NONLIABILITY. Except to the extent of the negligence or willful misconduct of Landlord or its agents, contractors or employees (but subject to Sections 10.5 and 14.8 below), Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord and knowingly assumes the risk of for loss of or damage to any property, or loss or interruption of business or income, or any other loss, cost, damage, injury or liability whatsoever (including without limitation any consequential damages and lost profit or opportunity costs) resulting from, but not limited to, Acts of God, acts of civil disobedience or insurrection, acts or omissions of third parties and/or of other tenants within the Project or their agents, employees, contractors, guests or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works, roof, windows or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building. Except as provided in Section 6.1 above and Sections 11.1 and 12.1 below, Landlord shall have no liability (including without limitation consequential damages and lost profit or opportunity costs) and there shall be no abatement of rent, by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises. Should Tenant elect to receive any service or products from a concessionaire, licensee or third party tenant of Landlord, Landlord shall have no liability for any services or products so provided or for any breach of contract by such third party provider. Neither Landlord nor its agents shall be liable for interference with light or other similar intangible interests. Tenant shall immediately notify Landlord in case of fire or accident in the Premises, the Building or the Project and of defects in any improvements or equipment.
     SECTION 10.5. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other and the other’s agents on account of loss and damage occasioned to the property of such waiving party to the extent that such loss or damage is required to be insured against under any “all risk” property insurance policy required by this Article X, except to the extent of any commercially reasonable deductibles under any such policy. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against, or required to be insured against, under any “all-risk” property insurance policies required by this Lease (except for reasonable deductibles thereunder), even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors, guests or invitees. The provisions of this Section shall not limit the indemnification provisions elsewhere contained in this Lease.
     SECTION 10.6 BLANKET INSURANCE/SELF INSURANCE. Notwithstanding the forgoing or anything set forth in Exhibit D, all of the insurance requirements set forth herein on the part of Tenant to be observed shall be deemed satisfied if the Premises are covered by a blanket insurance policy or, for so long as Broadcom Corporation or an Affiliate thereof remains the Tenant hereunder, if Tenant sends a letter to Landlord, signed by an authorized officer of Tenant, stating that Tenant has elected to act as a self-insurer whereupon Tenant shall have the same obligations and rights, and Landlord shall have the same rights and obligations, as if Tenant was an insurance company furnishing the policies and coverages required under this Lease. Notwithstanding the foregoing, however, Tenant shall not have the right to self-insure the general liability insurance coverage required under this Lease.
ARTICLE XI. DAMAGE OR DESTRUCTION
     SECTION 11.1. RESTORATION.
          (a) If the Premises or the Building or a part thereof are materially damaged by any fire, flood, earthquake or other casualty, Landlord shall have the right to terminate this Lease upon written notice to Tenant if: (i) Landlord reasonably determines that the full cost of repair (exclusive of any deductible up to seven and one-half percent of the loss amount) is not covered by Landlord’s insurance that Landlord is required to maintain by this Lease which Landlord carries and includes as part of Operating Expenses, including without limitation earthquake insurance, plus such additional amounts Tenant elects, at its option, to contribute, excluding however the deductible (for which Tenant shall be responsible for Tenant’s Share as an Operating Expense); (ii) Landlord reasonably determines that the Premises cannot, with reasonable diligence, be fully repaired by Landlord (or cannot be safely repaired because of the presence of hazardous factors, including without limitation Hazardous Materials, earthquake faults, and other similar dangers) within one (1) year after the date of the damage; (iii) an uncured Event of Default by Tenant has occurred and remains uncured at the time of such casualty; or (iv) the material damage occurs during the final twelve (12) months of the Term. Landlord shall notify Tenant in writing (“Landlord’s Notice”) within thirty (30) days after the damage occurs as to (A) whether Landlord is terminating this Lease as a result of such material damage and (B) if Landlord is not terminating this Lease, the number of days within which Landlord has estimated that the Premises, with reasonable diligence, are likely to be fully repaired. In the event Landlord elects to terminate this Lease, this Lease shall terminate as of the date of Landlord’s Notice. Notwithstanding the foregoing, Landlord shall only have the right to terminate this Lease under (i) above if Landlord terminates the leases of all tenants in the Project similarly damaged by such casualty and such tenants have comparable rights and obligations in the event of such casualty.
          (b) If Landlord has the right to terminate this Lease pursuant to Section 11.1(a) and does not elect to so terminate this Lease, and provided that at the time of Landlord’s Notice no uncured Event of Default exists under this Lease, then within fifteen (15) business days following delivery of Landlord’s Notice pursuant to Section 11.1(a), Tenant may elect to terminate this Lease by written notice to Landlord, but only if (i) Landlord’s Notice specifies that Landlord has determined that the Premises cannot be repaired, with reasonable diligence, within twelve (12) months after the date of damage (the “Maximum Period”) or (ii) the casualty has occurred within the final twelve (12) months of the Term and Tenant is prevented from using the Premises for sixty (60) consecutive days due to such damage. If Tenant fails to provide such termination notice within such fifteen (15) business day period, Tenant shall be deemed to have waived any termination right under this Section 1l.1(b) or any other applicable law.
          (c) In the event that neither Landlord nor Tenant terminates this Lease pursuant to this Section 11.1 as a result of material damage to the Building resulting from a casualty, Landlord shall, except as provided in subsection (e) below, repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Notwithstanding the foregoing, the repair of damage to the Premises to the extent such damage is not material shall be governed by Sections 7.1 and 7.2.
     Notwithstanding anything to the contrary contained in this Section 11.1(c), if the anticipated repair period set forth in Landlord’s Notice was less than the Maximum Period but Landlord subsequently determines that the actual repair period will exceed the Maximum Period, then Landlord shall so notify Tenant and Tenant may, within ten (10) business days thereafter, elect to terminate this Lease effective as of the date of Landlord’s notice; otherwise, the Maximum Period shall be deemed extended as set forth in the notice from Landlord. Should Landlord fail substantially to complete the restoration within the Maximum Period (as the same may be extended as aforesaid), then Tenant may elect to terminate this Lease by written notice to Landlord.

          (d) From and after the sixth (6th) business day after such material damage to the Building (or such earlier date that Landlord is entitled to rent loss insurance proceeds), and ending on the sooner of the date the damage is repaired or the date this Lease is terminated, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises, as reasonably determined by Landlord. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Building is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Building shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Building during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Building bears to the total rentable area of the Building, shall be payable by Tenant from the date such business operations commence.
          (e) Landlord shall not be required to repair or replace any improvements or fixtures that Tenant is obligated to repair or replace pursuant to Section 7.1 or any other provision of this Lease but Tenant’s Rent shall continue to abate until Tenant has been given sufficient time to repair such improvements, reinstall its furniture, fixtures and equipment and move back into the Premises.
          (f) Tenant shall fully cooperate with Landlord in removing Tenant’s personal property and any debris from the Premises to facilitate all inspections of the Premises and the making of any repairs. Notwithstanding anything to the contrary contained in this Lease, if Landlord in good faith believes there is a risk of injury to persons or damage to property from entry into the Building or Premises following any damage or destruction thereto, Landlord may restrict entry into the Building or the Premises by Tenant, its employees, agents and contractors in a non-discriminatory manner, without being deemed to have violated Tenant’s rights of quiet enjoyment to, or made an unlawful detainer of, or evicted Tenant from, the Premises. Upon request, Landlord shall consult with Tenant to determine if there are safe methods of entry into the Building or the Premises solely in order to allow Tenant to retrieve files, data in computers, and necessary inventory, subject however to all indemnities and waivers of liability from Tenant to Landlord contained in this Lease and any additional indemnities and waivers of liability which Landlord may require.
     SECTION 11.2. LEASE GOVERNS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.
ARTICLE XII. EMINENT DOMAIN
     SECTION 12.1. TOTAL OR PARTIAL TAKING. If all or a material portion of the Premises is taken by any lawful authority by exercise of the right of eminent domain, or sold to prevent a taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the authority. In the event title to a portion of the Building or Project, whether or not including a portion of the Premises, is taken or sold in lieu of taking, and if the Lease is not or cannot be terminated, Landlord must, if possible, restore the Building in such a way as to not alter the Premises materially. In the event neither party has elected to terminate this Lease as provided above, then Landlord shall promptly proceed to restore the Premises to substantially their condition prior to the taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of the taking and restoration as provided in Section 6.1. Landlord shall be entitled to the entire amount of the condemnation award without deduction for any estate or interest of Tenant; provided that nothing in this Section shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant, the unamortized cost of the Tenant Improvements or other alterations to the extent paid for by Tenant, or relocation or business interruption expenses recoverable from the taking authority.
     SECTION 12.2. TEMPORARY TAKING. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to abatement of rent, and any award specifically attributable to a temporary taking of the Premises shall belong entirely to Tenant. A temporary taking shall be deemed to be a taking of the use or occupancy of the Premises for a period of not to exceed ninety (90) days.
     SECTION 12.3. TAKING OF PARKING AREA. In the event there shall be a taking of the parking area such that Landlord can no longer provide sufficient parking to comply with this Lease, Landlord may substitute reasonably equivalent parking in a location reasonably close to the Building(s); provided that if Landlord fails to make that substitution within ninety (90) days following the taking and if the taking materially impairs Tenant’s use and enjoyment of the Premises, Tenant may, at its option, terminate this Lease by written notice to Landlord. If this Lease is not so terminated by Tenant, there shall be no abatement of rent and this Lease shall continue in effect.
ARTICLE XIII. SUBORDINATION; ESTOPPEL CERTIFICATE; FINANCIALS
     SECTION 13.1. SUBORDINATION. At the option of Landlord, the Ground Lessor, or any lender of Landlord’s that obtains a security interest in the Building, this Lease shall be either superior or subordinate to the Ground Leases and to all ground or underlying leases, mortgages and deeds of trust, if any, which may hereafter affect the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, that so long as no Event of Default exists under this Lease, Tenant’s possession and quiet enjoyment of the Premises shall not be disturbed and this Lease shall not terminate in the event of termination of any such ground or underlying lease, or the foreclosure of any such mortgage or deed of trust, to which this Lease has been subordinated pursuant to this Section. Tenant shall execute and deliver any commercially reasonable documents or agreements requested by Landlord or such lessor or lender which provide Tenant with the non-disturbance protections set forth in this Section. In the event of a termination or foreclosure, Tenant shall, subject to the provisions of Section 12.5 of the Ground Leases, become a tenant of and attorn to the successor-in-interest to Landlord upon the same terms and conditions as are contained in this Lease, and shall execute any instrument reasonably required by Landlord’s successor for that purpose. Tenant shall also, upon written request of Landlord, execute and deliver all instruments as may be required from time to time to subordinate the rights of Tenant under this Lease to any ground or underlying lease or to the lien of any mortgage or deed of trust (provided that such instruments include the nondisturbance and attornment provisions set forth above), or, if requested by Landlord, to subordinate, in whole or in part, any ground or underlying lease or the lien of any mortgage or deed of trust to this Lease.
     SECTION 13.2. GROUND LESSOR NDAA. Landlord hereby represents and warrants that, as of the date hereof, there are no ground leases (except for the Ground Leases described above) and no mortgages and/or deeds of trust affecting the Project. Furthermore, and notwithstanding the foregoing to the contrary, Landlord agrees to provide Tenant with a commercially reasonable non-disturbance and attornment agreement (“NDAA”) in favor of Tenant from the current Ground Lessor concurrently with the execution of the Lease in substantially the form of Exhibit Z attached to this Lease. Landlord also agrees to provide Tenant with a commercially reasonable NDAA from any ground lessor, mortgagor, lien holder or deed of trust holder of Landlord who later come(s) into existence at any time prior to the expiration of the Term of the Lease, as it may be extended, in consideration of, and as a condition precedent to, Tenant’s agreement to be bound by this Section.
     SECTION 13.3. ESTOPPEL CERTIFICATE.
          (a) Tenant shall, at any time upon not less than ten (10) business days prior written notice from Landlord, execute, acknowledge and deliver to Landlord, in any form that Landlord may reasonably require, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as modified, is in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to Tenant’s actual knowledge as of the date thereof, there are no uncured defaults on the part of Landlord, or specifying each default if any are claimed, and (iii) setting forth all further information that Landlord or any purchaser or encumbrancer may reasonably require. Tenant’s statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Building(s) or Project.
          (b) Notwithstanding any other rights and remedies of Landlord, Tenant’s failure to deliver any estoppel statement within the provided time shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured Events of Default in Landlord’s performance, and (iii) not more than one month’s rental has been paid in advance.
          (c) Landlord hereby agrees to execute and deliver to Tenant an estoppel certificate for the benefit of a transferee or lender of Tenant containing the same types of information, and within the same periods of time, as are set forth above, except such changes as are reasonably necessary to reflect that the estoppel certificate is being granted and signed by Landlord to Tenant’s lender, assignee or sublessee, rather than from Tenant to Landlord or to a lender or purchaser. Notwithstanding anything to the contrary set forth in this Lease, neither Landlord nor Tenant will be appointed to act as power of attorney to sign for the other.
     SECTION 13.4. FINANCIALS. Upon request by Landlord in connection with the sale or financing of the Project or a portion thereof, Tenant shall deliver to Landlord Tenant’s current financial statements, certified true, accurate and complete by the chief financial officer of Tenant, including a balance sheet and profit and loss statement for the most recent prior year; provided that, so long as Tenant is a publicly traded corporation on a nationally recognized stock exchange, then in lieu of the foregoing, Landlord shall instead look to Tenant’s current financial reports filed with the Securities and Exchange Commission (either of the foregoing being collectively referred to as the “Statements”), which Statements shall accurately and completely reflect the financial condition of Tenant. Landlord agrees that it will keep the Statements confidential (unless otherwise available to the public), except that Landlord shall have the right to deliver the same to any proposed purchaser or encumbrancer of all or any portion of the Project.
ARTICLE XIV. EVENTS OF DEFAULT AND REMEDIES
     SECTION 14.1. TENANT’S DEFAULTS. The occurrence of any one or more of the following events (following the expiration of any cure period set forth below, if any is provided) shall constitute an “Event of Default” by Tenant:
     (a) The failure by Tenant to make any payment of Basic Rent or additional rent required to be made by Tenant, as and when due, where the failure continues for a period of five (5) business days after receipt by Tenant of written notice from Landlord that such payment was not made when due; provided, however, that any such notice shall be in addition to and not in lieu of, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. For purposes of these Events of Default and remedies provisions, the term “additional rent” shall be deemed to include all amounts of any type whatsoever other than Basic Rent to be paid by Tenant pursuant to the terms of this Lease.
     (b) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, where the failure continues for a period of thirty (30) days after receipt by Tenant of written notice from Landlord to Tenant; provided, however, that any such notice shall be in addition to and not in lieu of, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. However, if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to have committed an Event of Default if Tenant commences the cure within thirty (30) days, and thereafter diligently pursues the cure to completion.
     SECTION 14.2. LANDLORD’S REMEDIES.
     (a) If an Event of Default by Tenant occurs, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:
                    (i) Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from Tenant:
                         (1) The worth at the time of award of the unpaid Basic Rent and additional rent which had been earned at the time of termination;
                         (2) The worth at the time of award of the amount by which the unpaid Basic Rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;
                         (3) The worth at the time of award of the amount by which the unpaid Basic Rent and additional rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;
                         (4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s Event of Default, including, but not limited to, the cost of recovering possession of the Premises, refurbishment of the Premises, marketing costs, commissions and other expenses of reletting, including necessary repair, the unamortized portion of any tenant improvements and brokerage commissions funded by Landlord in connection with this Lease, reasonable attorneys’ fees, and any other reasonable costs; and
                         (5) At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. The term “rent” as used in the Lease shall be deemed to mean the Basic Rent, Tenant’s Share of Operating Expenses and any other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the twenty-four (24) month period immediately prior to the Event of Default, except that if it becomes necessary to compute such rental before the twenty-four (24) month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in Sections 14.2(a)(i) (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of ten percent (10%) per annum. As used in Section 14.2(a)(i)(3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
                    (ii) Landlord may elect not to terminate Tenant’s right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord’s interests under this Lease, shall not constitute a termination of the Tenant’s right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this Section 14.2(a)(ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord’s consent as are contained in this Lease.
               (b) Except for maintenance and repair obligations under the Lease, Landlord shall be under no obligation to observe or perform any covenant of this Lease on its part to be observed or performed which accrues after the date of any Event of Default by Tenant unless and until the Event of Default is cured by Tenant, it being understood and agreed that the performance by Landlord of its obligations under this Lease are expressly conditioned upon Tenant’s full and timely performance of its obligations under this Lease. The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may to the extent it does not result in a double recovery by Landlord pursue any or all of its rights and remedies at the same time.
               (c) No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or Event of Default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or Event of Default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or Event of Default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or Event of Default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a breach or Event of Default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of this Lease or a surrender of the Premises. Unless Landlord has entered into a new lease for all or a portion of the Premises with a third party with whom Landlord had executed a Recognition Agreement pursuant to Section 9.6 above, nothing in this Lease shall be deemed to constitute a waiver by Tenant of its right to seek a relief from forfeiture pursuant to Section 1179 of the California Code of Civil Procedure.
     SECTION 14.3. LATE PAYMENTS. Any payment due to Landlord under this Lease, including without limitation Basic Rent, Tenant’s Share of Operating Expenses or any other payment due to Landlord under this Lease, that is not received by Landlord within ten (10) days following the date due shall bear interest at the lesser of (i) the per annum rate of ten percent (10%) and (ii) the maximum rate permitted by law (“Interest Rate”) from the date due until fully paid. The payment of interest shall not cure any breach or Event of Default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of Basic Rent and Tenant’s Share of Operating Expenses will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any Basic Rent or Tenant’s Share of Operating Expenses due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after receipt by Tenant from Landlord of written notice that same has not been paid when due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge, which the Tenant agrees is reasonable, in a sum equal to the lesser of two percent (2%) of the amount overdue or Two Thousand Dollars ($2,000.00) for each delinquent payment; provided that in no event shall such late charge be less than One Hundred Dollars ($100.00). Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant’s breach or Event of Default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies.
     SECTION 14.4. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under this Lease shall be performed at Tenant’s sole cost and expense and without any abatement of rent or right of set-off (except as otherwise provided in this Lease). If Tenant fails to pay any sum of money, other than rent payable to Landlord, or fails to perform any other act on its part to be performed under this Lease, and the failure continues beyond any applicable grace period set forth in Section 14.1, then in addition to any other available remedies, Landlord may, at its election, following three (3) business days notice to Tenant (unless Tenant cures within such three (3) business day period) make the payment or perform the other act on Tenant’s part. Landlord’s election to make the payment or perform the act on Tenant’s part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts. Tenant shall, promptly upon demand by Landlord, reimburse Landlord for all sums paid by Landlord and all necessary incidental costs, together with interest at the Interest Rate from the date of the payment by Landlord.
     SECTION 14.5. DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease, and Tenant shall have no rights to take any action against Landlord, unless and until Landlord has failed to perform the obligation within thirty (30) days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion. Upon any such default by Landlord, Tenant may exercise any of its rights provided in law or at equity, provided that such remedies shall not include termination rights except as expressly provided herein.
     SECTION 14.6. EXPENSES AND LEGAL FEES. All sums reasonably incurred by Landlord or Tenant in connection with any Event of Default by Tenant or default by Landlord under Section 14.5, above, or holding over of possession by Tenant after the expiration or earlier termination of this Lease, or any action related to a filing for bankruptcy or reorganization by Tenant or Landlord, including without limitation all costs, expenses and actual accountants, appraisers, attorneys and other professional fees, and any collection agency or other collection charges, shall be due and payable to the non defaulting party on demand, and shall bear interest at the Interest Rate. Should either Landlord or Tenant bring any action in connection with this Lease which results in a judgment or an award, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other costs. The prevailing party for the purpose of this Section shall be determined by the trier of the facts.
     SECTION 14.7. WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.
     (a) LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND, TO THE EXTENT ENFORCEABLE UNDER CALIFORNIA LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL

BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. FURTHERMORE, THIS WAIVER AND RELEASE OF ALL RIGHTS TO A JURY TRIAL IS DEEMED TO BE INDEPENDENT OF EACH AND EVERY OTHER PROVISION, COVENANT, AND/OR CONDITION SET FORTH IN THIS LEASE.
     (b) IN THE EVENT THAT THE JURY WAIVER PROVISIONS OF SECTION 14.7(a) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE PROVISIONS OF THIS SECTION 14.7(b) SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH SECTION 14.6 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF DELIVERY BY ANY PARTY TO THE OTHER PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 14.7(b), THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 14.7(b). TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

     SECTION 14.8. SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers or shareholders of Landlord or its constituent partners. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title or interest in the Project or from any insurance proceeds available to Landlord and no action for any deficiency may be sought or obtained by Tenant.
ARTICLE XV. END OF TERM
     SECTION 15.1. HOLDING OVER. This Lease shall terminate without further notice upon the expiration of the Term, and any holding over by Tenant after the expiration shall not constitute a renewal or extension of this Lease, or give Tenant any rights under this Lease, except when in writing signed by both parties. If Tenant holds over for any period after the Expiration Date (or earlier termination) of the Term with or without the prior written consent of Landlord, such possession shall constitute a month-to-month tenancy commencing on the first (1st) day following the termination of this Lease and terminating thirty (30) days following delivery of written notice of termination by either Landlord or Tenant to the other. In such event, possession shall be subject to all of the terms of this Lease, except that the monthly Basic Rent shall be one hundred thirty-seven and one-half percent (137.5%) of the Basic Rent for the month immediately preceding the date of termination. Any such monthly hold-over rental shall be appropriately prorated for any partial calendar month so long as Tenant has provided the requisite thirty days prior notice of termination. If Tenant fails to surrender the Premises within forty-five (45) days following the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.
     SECTION 15.2. PERMITTED HOLD-OVER Notwithstanding anything to the contrary set forth above, Tenant shall have the right, upon the expiration of the original Term of this Lease or any extension thereof, to hold over in the Premises for a period not to exceed six (6) months upon the same terms and conditions that were applicable to the Premises during the last month of the Term of the Lease (except that the Basic Rent shall be one hundred thirty-seven and one-half percent (137.5%) of the Basic Rent for the final month of the Term), by giving written notice of such election to Landlord not less than eighteen (18) months prior to the scheduled Expiration Date, as it may be extended. Such notice by Tenant shall provide that it is being delivered pursuant to this Section 15.2 and shall specify the length of the hold-over period, which period shall not thereafter be subject to change by Tenant.
     SECTION 15.3. MERGER OF TERMINATION. Subject to the provisions of Section 9.6, the voluntary or other surrender of this Lease by Tenant, or a mutual termination of this Lease, shall terminate any or all existing subleases unless Landlord, at its option, elects in writing to treat the surrender or termination as an assignment to it of any or all subleases affecting the Premises.
     SECTION 15.4 SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Subject to the provisions of Section 7.3 of this Lease and of the Work Letter attached hereto, upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear, damage and casualty and repairs which are Landlord’s obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all wall coverings installed by Tenant, all personal property, removable trade fixtures, and equipment and debris and shall perform all work required under Section 7.3 of this Lease and/or the Work Letter attached hereto, except for any of such items that Landlord may by written authorization allow to remain. Tenant shall repair all damage to the Premises resulting from the removal, which repair shall include the repair of structural damage, provided that Tenant shall not be required to patch carpeting, paint walls or patch small holes in the walls or floors. If Tenant shall fail to comply with the provisions of this Section, Landlord may effect the removal and/or make any repairs, and the actual and reasonable cost to Landlord shall be additional rent payable by Tenant upon demand. If Tenant fails to remove Tenant’s personal property from the Premises upon the expiration of the Term, Landlord may upon three (3) business days notice to Tenant referencing this Section 15.4, remove, store, dispose of and/or retain such personal property, at Landlord’s option, in accordance with then applicable laws, all at the expense of Tenant. If requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in the Premises.
ARTICLE XVI. PAYMENTS AND NOTICES
     All sums payable by Tenant to Landlord shall be deemed to be rent under this Lease and shall be paid, without deduction or offset (except as otherwise provided in this Lease), in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, as for example in the payment of Basic Rent and the Tenant’s Share of Operating Costs pursuant to Sections 4.1 and 4.2, then any payment from either party shall be due and payable within twenty (20) days after delivery to such party, at its notice address herein, of written demand and supporting invoices/documentation with respect thereto. All payments requiring proration shall be prorated on the basis of a thirty (30) day month and a three hundred sixty (360) day year. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered by courier or overnight delivery service, return receipt requested, to the other party, or may be deposited in the United States mail, duly registered or certified, postage prepaid, return receipt requested, and addressed to the other party at the address set forth in Item 12 of the Basic Lease Provisions. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address for notices.
ARTICLE XVII. RULES AND REGULATIONS
     Subject to the preamble to Exhibit E, Tenant agrees to observe faithfully and comply with the Rules and Regulations, attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the Premises, Building, Project and Common Areas; provided, however, that no amendments, modifications or additions shall interfere with Tenant’s permitted use of the Premises or materially decrease Tenant’s rights under this Lease. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease by any other tenant or such tenant’s agents, employees, contractors, guests or invitees. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Landlord shall not enforce the Rules and Regulations in an unreasonable or discriminatory manner or in a manner which shall unreasonably interfere with or restrict the normal and customary use of the Premises by Tenant for normal and customary business office operations. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling.
ARTICLE XVIII. BROKER’S COMMISSION
     The parties recognize as the broker(s) who negotiated this Lease the firm(s), whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) unless otherwise provided in this Lease. It is understood and agreed that Landlord’s Broker represents only Landlord in this transaction and that Tenant’s Broker (if any) represents only Tenant. Each party warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed by the indemnifying party in connection with the negotiation of this Lease. The foregoing agreement shall survive the termination of this Lease.
ARTICLE XIX. TRANSFER OF LANDLORD’S INTEREST
     In the event of any transfer of Landlord’s interest in the Premises, the transferor shall be automatically relieved of all further obligations on the part of Landlord accruing under this Lease from and after the date of the transfer, provided that such transferee assumes the obligations as to which Landlord is being relieved, and the transferor shall be relieved of any obligation to pay any funds in which Tenant has an interest to the extent that such funds have been turned over, subject to that interest, to the transferee and Tenant is notified of the transfer as required by law. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and with respect to obligations arising during their respective successive periods of ownership.
ARTICLE XX. INTERPRETATION
     SECTION 20.1. GENDER AND NUMBER. Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular, and words used in neuter, masculine or feminine genders shall include the others.
     SECTION 20.2. HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.
     SECTION 20.3. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.
     SECTION 20.4. SUCCESSORS. Subject to Articles IX and XIX, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.
     SECTION 20.5. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease.
     SECTION 20.6. CONTROLLING LAW/VENUE. This Lease shall be governed by and interpreted in accordance with the laws of the State of California. Any litigation commenced concerning any matters whatsoever arising out of or in any way connected to this Lease shall be initiated in the Superior Court of the county in which the Project is located.
     SECTION 20.7. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     SECTION 20.8. WAIVER AND CUMULATIVE REMEDIES. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach by Tenant or Landlord of this Lease shall be deemed to have been waived by the other party unless the waiver is in a writing signed by Landlord or Tenant, as applicable. The rights and remedies of Landlord and Tenant under this Lease shall be cumulative and in addition to any and all other rights and remedies which Landlord and Tenant may have.
     SECTION 20.9. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of rent, Landlord from the payment of any sums due Tenant hereunder, or either party from the timely performance of any other obligation under this Lease within such party’s reasonable control.
     SECTION 20.10. ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Tenant and Landlord waive their respective rights to rely on any representations or promises made by the other or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.
     SECTION 20.11. QUIET ENJOYMENT. So long as an Event of Default shall not have occurred under this Lease, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.
     SECTION 20.12. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.
     SECTION 20.13. INTERPRETATION. This Lease shall not be construed in favor of or against either party, but shall be construed as if both parties prepared this Lease.
ARTICLE XXI. EXECUTION AND RECORDING
     SECTION 21.1. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.
     SECTION 21.2. CORPORATE, LIMITED LIABILITY COMPANY AND PARTNERSHIP AUTHORITY. If Landlord or Tenant is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of the corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the corporation, limited liability company or partnership, and that this Lease is binding upon the corporation, limited liability company or partnership in accordance with its terms.
     SECTION 21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.
     SECTION 21.4. RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.
     SECTION 21.5. AMENDMENTS. No amendment or termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.
     SECTION 21.6. EXECUTED COPY. Any fully executed photocopy or similar reproduction of this Lease shall be deemed an original for all purposes.
     SECTION 21.7. ATTACHMENTS. All exhibits, amendments, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease.

ARTICLE XXII. MISCELLANEOUS
     SECTION 22.1. NONDISCLOSURE OF LEASE TERMS. Tenant and Landlord acknowledge and agree, subject to the exceptions and qualifications set forth below, that the terms of this Lease are confidential and constitute proprietary information of Landlord and Tenant. Tenant and Landlord agree that they, and their respective partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose, by public filings or otherwise, the terms and conditions of this Lease to any other tenant or apparent prospective tenant of the Building or the Project, or to another landlord or to any media, either directly or indirectly, without the prior written consent of the other, except to disclose the location and size of the Premises and the term of the Lease; provided, however, notwithstanding the foregoing, Tenant and Landlord may disclose the terms of this Lease to prospective assignees of this Lease and prospective subtenants under this Lease, or to purchasers of the Building(s) or of the Landlord or Tenant, or to their respective lenders and/or investors, or to their lawyers, accountants, brokers and others who are providing services and need to know the terms and conditions of this Lease in connection with the providing of such services, or as otherwise required by applicable laws, including filings required by applicable government agencies.
     SECTION 22.2. [INTENTIONALLY OMITTED]
     SECTION 22.3. CHANGES REQUESTED BY LENDER. If, in connection with obtaining financing for the Project, the lender shall request reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not increase the monetary obligations of Tenant or materially increase the non-monetary obligations of Tenant or materially and adversely affect the leasehold interest created by this Lease.
     SECTION 22.4. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Building whose address has been furnished to Tenant and (b) such beneficiary is afforded a reasonable opportunity to cure the default by Landlord (which in no event shall be more than sixty (60) days), including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is diligently pursued. Tenant agrees that each beneficiary of a deed of trust or mortgage covering the Building is an express third party beneficiary hereof, Tenant shall have no right or claim for the collection of any deposit from such beneficiary or from any purchaser at a foreclosure sale unless such beneficiary or purchaser shall have actually received and not refunded the deposit, and Tenant shall comply with any written directions by any beneficiary to pay rent due hereunder directly to such beneficiary without determining whether a default exists under such beneficiary’s deed of trust.
     SECTION 22.5. COVENANTS AND CONDITIONS. All of the provisions of this Lease shall be construed to be conditions as well as covenants as though the words specifically expressing or imparting covenants and conditions were used in each separate provision.
     SECTION 22.6. SECURITY MEASURES. At its election, Landlord may provide a security service or other security measures for the exterior of the Building or the Common Areas of the Project. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project. Tenant assumes all responsibility for the protection of Tenant, its employees, agents, invitees and property from acts of third parties. Nothing herein contained shall prevent Landlord, at its sole option, from providing security protection for the Project or any part thereof, in which event the cost thereof shall be included within the definition of Site Costs. Tenant’s interior security systems for the Building leased by Tenant shall not be subject to Landlord’s approval thereto, provided that such systems do not interfere with any Building Systems and are removed by Tenant at its expense upon termination of this Lease. Without limiting the generality of the foregoing, Tenant shall be permitted to install security cameras in the Building leased by Tenant, subject to any reasonable requirements imposed by Landlord for compliance with laws, cosmetic considerations, safety and the like; provided that such cameras shall be removed by Tenant at is expense upon termination of this Lease. Tenant shall not have to pay additional consideration to Landlord for its rights under this Section.
     SECTION 22.7. ARBITRATION OF DISPUTES.
     (a) EXCEPT AS SET FORTH IN SUBPARAGRAPH (b) BELOW, IN THE EVENT OF ANY CLAIMS OR DISPUTES BETWEEN LANDLORD AND TENANT ARISING OUT OF, OR RELATING TO THE LEASE, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER, EITHER PARTY MAY CAUSE THE DISPUTE TO BE SUBMITTED TO EITHER JAMS/ENDISPUTE (“JAMS”) OR THE AMERICAN ARBITRATION ASSOCIATION (“AAA”), OR THEIR ITS SUCCESSORS, IN THE COUNTY IN WHICH THE BUILDING IS SITUATED FOR BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. HOWEVER, EACH PARTY RESERVES THE RIGHT TO SEEK A PROVISIONAL REMEDY BY JUDICIAL ACTION. NO ARBITRATION ELECTION BY EITHER PARTY PURSUANT TO THIS SUBSECTION SHALL BE EFFECTIVE IF MADE LATER THAN THIRTY (30) DAYS FOLLOWING SERVICE OF A JUDICIAL SUMMONS AND COMPLAINT BY OR UPON SUCH PARTY CONCERNING THE DISPUTE. THE ARBITRATION ELECTION SHALL DESIGNATE WHETHER THE ARBITRATION WILL BE CONDUCTED WITH JAMS OR AAA. THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE RULES OF PRACTICE AND PROCEDURE OF JAMS OR THE COMMERCIAL ARBITRATION RULES OF THE AAA, AS APPLICABLE, AND OTHERWISE PURSUANT TO THE CALIFORNIA ARBITRATION ACT (CODE OF CIVIL PROCEDURE SECTIONS 1280 ET SEQ.). NOTWITHSTANDING THE FOREGOING, THE ARBITRATOR IS SPECIFICALLY DIRECTED TO LIMIT DISCOVERY TO THAT WHICH IS ESSENTIAL TO THE EFFECTIVE

PROSECUTION OR DEFENSE OF THE ACTION, AND IN NO EVENT SHALL SUCH DISCOVERY BY EITHER PARTY INCLUDE MORE THAN ONE NON-EXPERT WITNESS DEPOSITION UNLESS BOTH PARTIES OTHERWISE AGREE. THE ARBITRATOR SHALL, TO THE EXTENT APPLICABLE, FOLLOW THE SUBSTANTIVE LAW OF CALIFORNIA AND SHALL RENDER A REASONED WRITTEN DECISION WITHIN TWENTY DAYS FOLLOWING THE HEARING. THE ARBITRATOR SHALL APPORTION THE COSTS OF THE ARBITRATION, TOGETHER WITH THE ATTORNEYS’ FEES OF THE PARTIES, IN THE MANNER DEEMED EQUITABLE BY THE ARBITRATOR, IT BEING THE INTENTION OF THE PARTIES THAT THE PREVAILING PARTY ORDINARILY BE ENTITLED TO RECOVER ITS REASONABLE COSTS AND FEES. JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED BY ANY COURT HAVING JURISDICTION.
     (b) THE PROVISIONS OF THIS SECTION SHALL NOT APPLY TO:
          (i) ANY UNLAWFUL DETAINER ACTION INSTITUTED BY LANDLORD AS A RESULT OF A DEFAULT OR ALLEGED DEFAULT BY TENANT PURSUANT TO THIS LEASE;
          (ii) ANY REQUEST OR APPLICATION FOR AN ORDER OR DECREE GRANTING ANY PROVISIONAL OR ANCILLARY REMEDY (SUCH AS A TEMPORARY RESTRAINING ORDER OR INJUNCTION) WITH RESPECT TO ANY RIGHT OR OBLIGATION OF EITHER PARTY TO THIS LEASE, AND ANY PRELIMINARY DETERMINATION OF THE UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE AS IS REQUIRED TO DETERMINE WHETHER OR NOT TO GRANT THE RELIEF REQUESTED OR APPLIED FOR. A FINAL AND BINDING DETERMINATION OF SUCH UNDERLYING CONTROVERSY, DISPUTE, QUESTION OR ISSUE SHALL BE MADE BY AN ARBITRATION CONDUCTED PURSUANT TO THIS SECTION AFTER AN APPROPRIATE TRANSFER UPON MOTION OR APPLICATION OF EITHER PARTY HERETO. ANY ANCILLARY OR PROVISIONAL RELIEF WHICH IS GRANTED PURSUANT TO THIS CLAUSE (iii) SHALL CONTINUE IN EFFECT PENDING AN ARBITRATION DETERMINATION AND ENTRY OF JUDGMENT THEREON PURSUANT TO THIS SECTION.
          (iii) EXERCISE OF ANY REMEDIES TO ENFORCE ANY JUDGMENT ENTERED BASED UPON A DETERMINATION MADE BY ARBITRATION PURSUANT TO THIS SECTION.
     SECTION 22.8. CONSENT/DUTY TO ACT REASONABLY. Except where a party is expressly given the right to consent to any matter in its sole or absolute discretion, and except for matters which could have an adverse effect on the Building Structure or Building Systems or the exterior appearance of the Building, whereupon in each such case Landlord’s duty is to act in good faith and in compliance with the Lease, any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations (other than decisions to exercise expansion, contraction, cancellation, termination or renewal options), then except as otherwise provided herein, Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the benefits to be enjoyed under the Lease
     SECTION 22.9. ACCESS. Subject to the terms and conditions of this Lease and except in emergency circumstances or during periods of necessary repair, Tenant shall be granted access to the Building, the Premises and the parking provided to the Building twenty-four (24) hours per day, seven (7) days per week, every day of the year.

LANDLORD:TENANT:

IRVINE COMMERCIAL PROPERTY COMPANY LLC, a Delaware limited liability company		BROADCOM CORPORATION, a California corporation

By:	/s/ Richard I. Gilchrist	By:	/s/ Eric Brandt

	Richard I. Gilchrist President, Investment Properties Group		Name (Print): Title (Print):	Eric Brandt Senior Vice President & Chief Financial Officer

By:	E. Valjean Wheeler	By:

	E. Valjean Wheeler		Name:
	President, Office Properties		Title: